EXECUTION COPY












                              STOCK  PURCHASE  AGREEMENT



                                     between



                           TOMKINS  OVERSEAS  HOLDINGS  S.A.,

                                      and

                              RH  FINANCIAL  CORPORATION






                              Dated as of June 16, 2000

                             STOCK  PURCHASE  AGREEMENT
                             --------------------------

          STOCK PURCHASE AGREEMENT, dated as of June 16, 2000 (this "Agreement"), between Tomkins Overseas Holdings S.A., a company organized under the laws of Luxembourg (the "Seller"), and RH Financial Corporation, a Nevada corporation (the "Buyer").

          WHEREAS, the Seller owns all of the outstanding shares of capital stock of RHM Holdings (USA) Inc., a Delaware corporation (the "Company"); and

          WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, 1,103 shares (the "Shares") of common stock, par value $1.00 per share, representing all of the issued and outstanding shares of the Company, upon the terms and subject to the conditions set forth herein.

          NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                  ARTICLE I
                                  ---------

                               SALE  OF  STOCK
                               ---------------

                  Section 1.1    Purchase and Sale.  Upon the terms and  subject
                  -----------
to the conditions of this Agreement, at the Closing (as hereinafter defined), the Seller will sell, convey, assign, transfer and deliver to the Buyer, and the Buyer will purchase, acquire and accept from the Seller the Shares, in consideration for which, at the Closing, the Buyer will pay to the Seller an amount equal to $132.5 million dollars in cash less Indebtedness (as hereinafter defined) on the Closing Date (as hereinafter defined) (the "Initial Purchase pursuant to Section 1.2 (as so adjusted, the "Pre-Closing Purchase Price"), by
 Price"), subject to adjustment wire transfer of immediately available funds to an account or accounts designated by the Seller prior to the Closing. The Pre-Closing Purchase Price shall be subject to adjustment as set forth in
Section 1.3 (as so adjusted, the "Purchase Price"). The transactions contemplated by this Section 1.1 are sometimes herein referred to as the "Stock Purchase."

                  Section 1.2     Pre-Closing  Purchase Price Adjustment
                                  --------------------------------------
        (a) On or before the fifth business day prior to the Closing Date, the Seller shall cause to be prepared and delivered to the Buyer a certificate (the "Estimated Net Working Capital Certificate") signed by a senior officer of the Seller setting forth a calculation of the estimated Net Working Capital (as defined below) of the Company as of the Closing Date (the "Estimated Closing Net Working Capital") which shall be prepared in accordance with generally accepted accounting principles in the United Kingdom as consistently applied by the Company in the preparation of its statutory accounting package for Tomkins PLC ("U.K. GAAP") and the Company Accounting Policies (as defined herein). The Buyer shall have forty-eight hours to review the Estimated Net Working Capital Certificate, after which, unless objected to by the Buyer on the basis of fraud or manifest error, for purposes of this Section 1.2, the Estimated Net Working Capital Certificate delivered by the Seller shall be binding on the Buyer and the Seller. In the event that the Buyer objects to the Estimated Net Working Capital Certificate (as provided above), the Buyer and the Seller and their respective representatives shall resolve such objection in a mutually agreeable manner. In order to determine the Pre-Closing Purchase Price, the Initial Purchase Price shall be (i) increased dollar-for-dollar by the amount by which the Estimated Closing Net Working Capital exceeds $36.9 million (the "Base Net Working Capital") or (ii) decreased dollar-for-dollar by the amount by which the Estimated Closing Net Working Capital is less than the Base Net Working Capital.

         (b) For purposes of this Agreement, "Net Working Capital" means "Total Current Assets" minus "Total Current Liabilities" where: (i) "Total Current Assets" means inventory, trade receivables and cash (for the sake of clarity, book cash inclusive of deposit and other bank credits in transit, if any, and net of outstanding checks and other bank debits not yet cleared) on the Company's consolidated balance sheet (prepared in accordance with U.K. GAAP and the Company Accounting Policies), and (ii) "Total Current Liabilities" means current payables (less than one year) and provisions for liabilities and charges but excluding stay bonus amounts. The parties agree that income taxes, deferred taxes and intercompany accounts payable and receivables will not be included in the foregoing calculation, but third-party long-term Indebtedness other than Indebtedness deducted from the Pre-Closing Purchase Price will be included. For avoidance of doubt, the parties agree that Net Working Capital shall be calculated in the form and based upon (x) the accounts set forth on Exhibit A hereto and (y) the Company Accounting Policies. The parties also agree that there will be no reserves reflected on the certificate setting forth the Closing Net Working Capital in respect of the Aurora Obligation (as defined herein) and in respect of the environmental matters set for in Schedule 4.13 and it being understood that the gross amount of the Aurora Obligation will be reflected on the certificate setting forth the Closing Net Working Capital.

         Section 1.3   Post-Closing  Purchase  Price  Adjustment
                       -----------------------------------------
        (a) As promptly as practicable, but no later than 45 days after the Closing Date, the Seller will cause to be prepared and delivered to the Buyer a certificate of a senior officer of the Seller, setting forth the Net Working Capital of the Company as of the Closing Date (the "Closing Net Working Capital") and the amount of any adjustment to the Pre-Closing Purchase Price pursuant to this Section 1.3, together with supporting calculations (the "Adjustment Certificate"). The Adjustment Certificate shall (x) be accompanied by a draft auditor's report thereon from the Seller's accountants and (y) present fairly in all material respects the Net Working Capital of the Company as of the close of business on the Closing Date (without giving effect to the sale and purchase of the Shares or any subsequent transaction contemplated hereby). Following the Closing, the Buyer shall afford the Seller and its accountants full and complete access to the Company's employees and the work papers of the Company's accountants (subject to the execution of customary confidentiality and other undertakings) on reasonable prior notice throughout the 45 day period following the Closing in order to prepare the Adjustment Certificate. The Buyer shall have 45 days from the date on which the Adjustment Certificate is delivered to it to review such documents (the "Review Period"). The Buyer and its accountants shall be provided with customary access to the work papers of the Seller's accountants in connection with such review, subject to the execution of customary confidentiality and other undertakings. If the Buyer disagrees in any respect with any item or amount shown or reflected in the Adjustment Certificate or with the calculation of the Closing Net Working Capital (other than the definition of such term as set forth in this Agreement), the Buyer may, on or prior to the last day of the Review Period, deliver a notice to the Seller setting forth, in reasonable detail, each disputed item or amount and the basis for the Buyer's disagreement therewith (the "Dispute Notice"). The Dispute Notice shall set forth the Buyer's position as to the proper Closing Net Working Capital. If no Dispute Notice is received by the Seller on or prior to the last day of the Review Period, the Adjustment Certificate shall be deemed accepted by the Buyer. In the event that the Buyer delivers a Dispute Notice to the Seller, the Buyer will concurrently pay to the Seller or the Seller will concurrently pay to the Buyer, as the case may be, any undisputed portion of the amount which would be payable pursuant to the first sentence of Section 1.3(d) if the Adjustment Certificate (and the amount of the Closing Net Working Capital derived therefrom) were deemed accepted by the Buyer, with interest on such amount as provided in Section 1.3(e). All payments made by the Seller or the Buyer pursuant to the preceding sentence shall be made by wire transfer of immediately available funds to an account or accounts designated by the respective party for such purpose.

         (b) For 30 days after the Seller's receipt of a Dispute Notice, the parties shall endeavor in good faith to resolve by mutual agreement all matters in the Dispute Notice. In the event the parties are unable to resolve by mutual agreement any matter in the Dispute Notice within such 30-day period, the Buyer and the Seller hereby agree that they shall engage KPMG LLP as the "Accountant" (if KPMG LLP is unable or unwilling to serve as the Accountant, the parties shall, within 15 days of the end of such 15-day period, agree on an alternate independent accounting firm or have such selection made pursuant to the rules of the American Arbitration Association (the "AAA") in the event they are unable to agree within such allotted time period) in respect of this Section
1.3. The Seller and the Buyer shall submit the disputed matters, as described in the Dispute Notice, together with a statement of facts agreed to by the Seller and the Buyer and such arguments as either of them choose to make in connection therewith in writing to the Accountant within 20 days after the Accountant's engagement.

         (c) The Seller and the Buyer shall use reasonable best efforts to cause the Accountant to resolve the disputed matters based upon the materials submitted to it pursuant to the last sentence of Section 1.3(b) within 30 days following the submission of such materials and the Accountant shall not make any other determination. In connection with its resolution of the dispute, the Accountant shall deliver to the Seller and the Buyer a report (the "Adjustment Report") in which the Accountant shall, after considering all matters set forth in the Dispute Notice, determine what adjustments, if any, should be made to the Adjustment Certificate in order for it to comply with this
Section 1.3 and shall determine the appropriate Closing Net Working Capital on that basis. The Adjustment Report shall set forth, in reasonable detail, the Accountant's determination with respect to each of the disputed items or amounts specified in the Dispute Notice, and the revisions, if any, to be made to the Adjustment Certificate and the Closing Net Working Capital, together with supporting calculations. All fees and expenses relating to this work of the Accountant shall be borne by the Seller and the Buyer in inverse proportion as they may prevail on the matters resolved by the Accountant, which proportionate allocation will also be determined by the Accountant and be included in the Adjustment Report. The Adjustment Report shall be final and binding upon the Buyer and the Seller, shall be deemed a final arbitration award that is binding on each of the Buyer and the Seller, and no party shall seek further recourse to courts, other tribunals or otherwise, other than to enforce the Adjustment Report. Judgment may be entered to enforce the Adjustment Report in any court having jurisdiction over the party against which such determination is to be enforced.

         (d) Effective upon the end of the Review Period (if a timely Dispute Notice is not delivered), or upon the resolution of all matters set forth in the Dispute Notice by mutual agreement of the parties or by the issuance of the Adjustment Report (if a timely Dispute Notice is delivered), the Pre-Closing Purchase Price shall be (i) increased dollar-for-dollar by the amount by which the Closing Net Working Capital exceeds the Estimated Closing Net Working Capital or (ii) decreased dollar-for-dollar by the amount by which the Closing Net Working Capital is less than the Estimated Closing Net Working Capital. Any adjustment to the Purchase Price pursuant to this Section 1.3 shall be paid by the Buyer or the Seller, as the case may be, together with interest as provided in Section 1.3(e), (i) on the fifth business day following the end of the Review Period (if a timely Dispute Notice is not delivered), or
(ii) (A) with respect to undisputed amounts paid pursuant to the last sentence of Section 1.3(a), concurrently with the delivery of a Dispute Notice to the Seller and (B) giving effect to any payment made by the Buyer or the Seller as described in the foregoing clause (A), five business days after resolution of all matters set forth in the Dispute Notice by mutual agreement of the parties or five business days after the date on which the Adjustment Report has been received by the Seller and the Buyer (if a timely Dispute Notice is delivered). Any such payment shall be made by wire transfer of immediately available funds to an account or accounts designated by the Buyer or the Seller, as the case may be, prior to the applicable payment date.

         (e) Any interest payable pursuant to Section 1.3(a) or 1.3(d) shall be paid at an annual rate equal to the "Prime Rate" as reported in the Wall Street Journal on the Closing Date and shall be calculated on the basis of
--------------------
the actual days elapsed between the Closing Date and the payment date over 360 days.

                  Section 1.4    Time  and  Place  of Closing
                                 ----------------------------
Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, at 9:00 a.m. (New York City time) on the third business day following the date on which all the conditions that are susceptible to being satisfied prior to the Closing to each party's obligations hereunder have been satisfied or waived, or at such other date, place or time as the parties may agree. The Closing will be effective at 11:59 P.M., New York City time, on the Closing Date. The date on which the Closing occurs and the transactions contemplated hereby become effective is referred to herein as the "Closing Date."

                  Section 1.5    Deliveries  by  the  Seller
                                 ---------------------------
Subject to the terms and conditions hereof, at the Closing, the Seller will deliver the following to the Buyer:

(a) A certificate or certificates representing the Shares, accompanied by stock powers duly endorsed in blank or accompanied by duly executed instruments of transfer;

(b) The resignations of all members of the board of directors of the Company and its Subsidiaries (as hereinafter defined) and all officers of the Company and its Subsidiaries who are employees of the Seller;

(c) A "FIRPTA" certificate substantially in the form set forth as Exhibit B hereto;

(d)                    The officer's certificate provided for in Section 5.3(c);

(e) The opinions of counsel to the Seller, substantially in the form of Exhibits C-1 and C-2 hereto;

(f) The Seller shall have delivered or to the Buyer a certificate from an appropriate officer setting forth the authorization of the execution of the Agreement and all agreements, documents and instruments to be executed in connection herewith and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated herein; and

(g) All other documents, instruments and writings required to be delivered by the Seller at or prior to the Closing Date pursuant to this Agreement.

                  Section 1.6    Deliveries  by  the  Buyer
                                 --------------------------
Subject to the terms and conditions hereof, at the Closing, the Buyer will deliver the following to the Seller:

(a) The Pre-Closing Purchase Price, in immediately available funds, in the manner set forth in Section 1.1 hereof;

(b)                    The officer's certificate provided for in Section 5.2(c);
and

(c) All other documents, instruments and writings required to be delivered by the Buyer at or prior to the Closing Date pursuant to this Agreement.

                  Section 1.7    Books  and  Records  of  the  Company
                                 -------------------------------------
The Seller agrees to deliver to the Buyer or the Company at the Closing, as requested by the Buyer, all books and records of the Company and its Subsidiaries, including, but not limited to, correspondence, memoranda, minute books, shareholder lists, books of account, personnel and payroll records and the like, in electronic or paper formats, provided, however, that neither the
                                             --------  -------
Buyer nor any of its affiliates shall have the right to receive or obtain any information relating to Taxes (as hereinafter defined) or Tax Returns (as hereinafter defined) of the Seller, any of its affiliates, or any of their respective predecessors other than information relating solely to the Company or its Subsidiaries; however, data or work papers of the Company and any Subsidiary of the Company contained in consolidated, combined or unitary Tax Returns shall be made available to Buyer. As used in this Agreement, a "Subsidiary" of any person means another person, (a) an amount of the voting securities, other voting ownership or voting partnership or membership interests of which is sufficient to elect at least a majority of its board of directors or other governing body is owned or controlled directly or indirectly by such person or
(b) 50% or more of the equity interests of which is owned or controlled directly or indirectly by such person.

                  Section 1.8    Transition  Services
                                 --------------------
        Except as agreed to in writing by the Seller and the Buyer, at the Closing all data processing, accounting, insurance (except for insurance policies of the Seller which provide coverage with respect to pre-Closing occurrences to the Company), banking, personnel, legal, communications and other products and services provided to the Company and its Subsidiaries by the Seller or any affiliate of the Seller (other than the Company or any of its Subsidiaries) (including those identified in Section 2.18 of the disclosure schedule of the Seller (the "Company Disclosure Schedule") including any agreements or understandings (written or oral) with respect thereto, will terminate without any further action or liability on the part of the parties thereto. Notwithstanding the foregoing, in the absence of a written agreement, the provision of any services (similar to those contemplated by the preceding sentence) by the Seller to the Company or any of its Subsidiaries from and after the Closing shall be for the convenience, and at the expense, of the Buyer only and shall be furnished without any liability on the part of the Seller with respect thereto.

                  Section 1.9    Intercompany  Accounts
                                 ----------------------
        Prior to the Closing Date, all intercompany accounts (including, without limitation, intercompany loans) between the Company or one of its Subsidiaries, on the one hand, and the Seller and its affiliates (excluding the Company and its Subsidiaries), on the other hand, shall be settled through a cash payment of the full amount of the respective obligation by the obligor to the creditor party.

                  Section 1.10   Treatment of Seller Guaranties
                                 ------------------------------
        Following the Closing, the Buyer shall cause the Company to use its reasonable best efforts to release and cancel the agreements set forth on
Section 1.10 of the Company Disclosure Schedule (the "Seller Guaranties"); provided, however, that to the extent that any of the Seller Guaranties cannot
     ---   -------
be so released and cancelled, the Buyer shall use its reasonable best efforts to cause itself to be substituted for the Seller or any of its affiliates in respect of such Seller Guaranties (or if not possible, added as the primary obligor with respect thereto). In any event, the Buyer shall indemnify, defend and hold harmless the Seller or its affiliates with respect to all liabilities or expenses that might arise or be incurred by the Seller or its affiliates with respect to the Seller Guaranties. For purposes of this Section 1.10, "reasonable best efforts" shall not be deemed to require the payment of money to any lenders, bond holders, trustees or their legal counsel or the payment of any increased interest or other charges to said entities in an amount exceeding in the aggregate $100,000. The Buyer agrees to make payments, up to an aggregate of $100,000 to any lenders, bond holders, trustees or their legal counsel in order to have the Seller Guarantees released and cancelled and the Seller agrees to make any payments in excess of $100,000 in connection therewith.

                                ARTICLE II

             REPRESENTATIONS  AND  WARRANTIES  OF  THE  SELLER
             -------------------------------------------------

          The  Seller  hereby  represents  and warrants to the Buyer as follows:

                  Section 2.1    Organization;  Etc.
                                 -------------------
(a) Each of the Company and its Subsidiaries: (i) is a corporation validly existing and in good standing under the laws of its jurisdiction of organization; (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business substantially as it is now being conducted; and (iii) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification necessary (each of such jurisdictions being listed in Section 2.1 of the Company Disclosure Schedule), except where the failure to be existing and in good standing, to have such power and authority or to be so qualified would not, individually or in the aggregate, have a Company Material Adverse Effect (as hereinafter defined). Section 2.1 of the Company Disclosure Schedule sets forth a complete list, as of the date of this Agreement and the Closing Date, of all of the Subsidiaries of the Company and their respective jurisdictions of organization and capitalization. Except as set forth in Section 2.1 of the Company Disclosure Schedule, the Company does not own any equity interest in any corporation or other entity. The Seller has previously delivered to the Buyer true and correct copies of the certificate of incorporation and by-laws or comparable organizational documents of the Company and its Subsidiaries (collectively, the "Organizational Documents") as in effect on the date hereof. Neither the Company nor any of its Subsidiaries is in default of, or in violation of, any provision of its respective Organizational Documents or resolutions of its Board of Directors.

(b)           As  used  in  this  Agreement,  the  term  "Company  Material
Adverse Effect" shall mean a material adverse change in, or effect on, the business, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole; provided, however, that in
                                                      --------  -------
determining whether a Company Material Adverse Effect has occurred, the effects of changes that exist on the date hereof and have been reflected in this Agreement or disclosed in the Company Disclosure Schedule or that are generally applicable to the industries in which the Company and its Subsidiaries operate or to the United States economy generally shall be excluded from such determination.

                  Section 2.2    Authority  Relative  to  this  Agreement
                                 ----------------------------------------
The Seller has the corporate power and authority to execute, perform and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of the Seller. This Agreement has been duly and validly executed and delivered by the Seller and (assuming this Agreement has been duly authorized, executed and delivered by the Buyer) constitutes a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (b) enforcement of this Agreement, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  Section 2.3    Capitalization;  Ownership  of  Shares
                                 --------------------------------------
(a)  The  Shares  represent all of the outstanding capital stock in the Company.
All Shares are validly issued, fully paid and nonassessable. Except for the Shares, there are not, and at the Closing there will not be, any capital stock or other equity interests in the Company issued or outstanding or any subscriptions, voting trusts or other voting agreements, options, purchase agreements, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating the Company to issue, transfer or sell any of its capital stock or other equity interests, or any agreements, arrangements, or understandings granting any person any rights in the Company similar to capital stock or other equity interests.

(b) All of the Shares are owned of record and beneficially by the Seller free and clear of all liens, easements, pledges, charges, claims, options, security interests, conditional sale or other encumbrances, except for liens relating to Taxes not yet due and payable (collectively, "Liens"). The consummation of the Stock Purchase will convey to the Buyer good title to the Shares, free and clear of all Liens, except for those created by the Buyer or arising out of ownership of the Shares by the Buyer.

(c) Except as set forth in Section 2.3(c) of the Company Disclosure Schedule, all of the outstanding shares of capital stock of each of the Company's Subsidiaries are beneficially owned by the Company, directly or indirectly, and all such shares are validly issued, fully paid and nonassessable and are owned by either the Company or one of its Subsidiaries free and clear of all Liens. Except for the shares of capital stock referred to in the preceding sentence, there are not, and at the Closing there will not be, any capital stock or other equity interests in any Subsidiary of the Company issued or outstanding or any subscriptions, voting trusts or other voting agreements, options, purchase agreements, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating such Subsidiary or any of its affiliates to issue, transfer or sell any capital stock or other equity interests, or any agreements, arrangements or understandings granting any person any rights in such Subsidiary similar to capital stock or other equity interests.

                  Section 2.4    Consents  and  Approvals;  No  Violations
                                 -----------------------------------------
Except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "H-S-R Act"), or as set forth in
Section 2.4 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Seller, nor the consummation by the Seller or the Company of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws or comparable organizational documents of the Seller, the Company or any Subsidiary of the Company, (b) result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, renegotiation, cancellation or acceleration) under, or require any material consent or notice under, any material indenture, license, contract, agreement or other instrument or obligation to which the Seller, the Company or any Subsidiary of the Company is a party or by which any of them or any of their respective properties or assets are bound, (c) materially violate any order, writ, injunction, judgment, decree or award rendered by any Governmental Entity (as hereinafter defined) or any statute, rule, code, treaty or regulation (collectively, "Laws" and, individually, a "Law") applicable to the Seller, the Company or any Subsidiary of the Company or any of their respective properties or assets, or (d) require any material filing with, or the obtaining of any material notice, registration, report, permit, authorization, consent or approval of, any governmental or regulatory authority or court, domestic or foreign (a "Governmental Entity"), except in the case of clauses (b), (c) and (d) of this Section 2.4 for any such violations, breaches, defaults, rights of termination, cancellation or acceleration or requirements that, individually or in the aggregate, (x) would not adversely affect the ability of the Seller to consummate the transactions contemplated by this Agreement or (y) become applicable as a result of the business or activities in which the Buyer is or proposes to be engaged (in each case, other than activities of the Company and its Subsidiaries) or as a result of any acts or omissions by, or the status of or any facts pertaining to, the Buyer.

                  Section 2.5    Financial  Statements
                                 ---------------------
(a) Section 2.5(a) of the Company Disclosure Schedule contains the audited consolidated balance sheets of the Company as of April 29, 2000, May 1, 1999, May 2, 1998, and May 3, 1997 and the related audited profit and loss account of the Company for the periods then ended (collectively, the "Annual Financial Statements"). The Annual Financial Statements present fairly in all material respects the consolidated financial condition of the Company and its Subsidiaries as of such date and the results of its operations for the fiscal periods then ended.

(b) The Annual Financial Statements, including the related schedules thereto, have all been prepared in accordance with (i) the Company's accounting policies consistently applied to the periods included therein as set forth in Section 2.5(b) of the Company Disclosure Schedule (the "Company Accounting Policies") and (ii) U.K. GAAP consistently applied throughout the periods included therein except as may be indicated in the notes thereto.

(c) Section 2.5(c) of the Company Disclosure Schedule contains the Company's statement of cash flows for periods covered by the Financial Statements (the "Cash Flow Statements"). The Cash Flow Statements (i) have been prepared from the books and records of the Company; (ii) were prepared in accordance with the Company Accounting Policies; and (iii) present fairly in all material respects the cash flows of the Company for the periods presented.

               Section 2.6       Absence  of  Undisclosed  Liabilities
                                 -------------------------------------
Except for (a) current liabilities or current obligations incurred in the ordinary course of business and consistent with past practice since January 29, 2000, (b) liabilities or obligations to the extent accrued or reserved against in the Financial Statements or (c) liabilities or obligations disclosed herein or in the Company Disclosure Schedule, the Company and its Subsidiaries have no liabilities or obligations (whether direct, indirect, accrued, contingent or otherwise) that individually or in the aggregate would have a Company Material Adverse Effect.

                  Section 2.7    Absence  of  Certain Changes
                                 ----------------------------
Except as set forth in Section 2.7 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement, since January 29, 2000 through the date of this Agreement and the Closing Date, (i) the business of the Company and its Subsidiaries has been conducted only in the ordinary course, (ii) there has not been any development or event that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (iii) to the knowledge of the Seller, there has not been any transaction, act, circumstance or event that if it occurred after January 29, 2000 without the prior consent of the Buyer would constitute a breach of Section 4.1 assuming that Section 4.1 is applicable only for the specific purposes of this representation.

                  Section 2.8    Litigation
                                 ----------
Section 2.8 of the Company Disclosure Schedule sets forth, as of the date hereof, all actions, hearings, suits, complaints, appeals, arbitrations, written employee grievances, claims, proceedings (collectively, "Legal Proceedings") or, to the knowledge of the Seller, governmental investigations pending or, to the knowledge of the Seller, threatened against the Seller, the Company or any of the Company's Subsidiaries or that challenge or that may have the effect of preventing, delaying, making illegal or otherwise interfering with consummation of the transactions contemplated by this Agreement, by or before any court or Governmental Entity. Since the date hereof to the Closing, except as set forth in Section 2.8 of the Company Disclosure Schedule, no Legal Proceedings shall have been filed or, to the knowledge of the Seller, governmental investigations instituted, or to the knowledge of the Seller, threatened against the Seller, the Company or any of the Company's Subsidiaries or that challenge or that may have the effect of preventing, delaying, making illegal or otherwise interfering with consummation of the transactions contemplated by this Agreement, by or before any court or Governmental Entity.

                  Section 2.9    Compliance  with  Law
                                 ---------------------
(a) The business of the Company and its Subsidiaries is not being and has not been conducted in material violation of any applicable Law (other than Environ-mental Laws (as defined in Section 2.19(b)) which are the subject of the representations and warranties set forth in Section 2.19) or (with or without the lapse of time or giving of notice) any order, decision, finding, citation, subpoena, verdict, writ, injunction or decree of any court, arbitrator or Governmental Entity. The Company and its Subsidiaries have (i) all permits, licenses, waivers and other governmental authorizations, consents, and approvals necessary to conduct their business as currently conducted (collectively, the "Permits"), or (ii) are capable of obtaining all Permits without incurring, individually or in the aggregate, any material fine, penalty or liability. Neither the Company nor any of its Subsidiaries is in violation of the terms of any Permit, except for violations that, alone or in the aggregate, would not have a Company Material Adverse Effect. The Company is not subject to any unpaid fine for any continuing sanction or noncompliance with any Law.

(b) To the knowledge of the Seller, there is no investigation or review pending or threatened by any Governmental Entity with respect to the Company or its Subsidiaries or any of their business facilities, operations, agreements, products or labels.

(c) All of the packaging and labels therein (including, but not limited to, nutritional, net weight, ingredient declaration and claims) used by the Company and its Subsidiaries comply in all material respects with applicable Law.

(d) The Company and its Subsidiaries have not received any written notice or written communication alleging material noncompliance by the Company or any of its Subsidiaries with any Law or Permit that has not been cured.

                  Section 2.10   Employee  Benefit  Plans
                                 ------------------------
(a) Section 2.10(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement and as of the Closing Date, of each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation or ownership plan, program, agreement or arrangement, each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, retention, consulting, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries is a party or is financially responsible, for the benefit of any employee or director or former employee or director (or any of their respective beneficiaries), of the Company or its Subsidiaries (the "Company Plans").

(b) With respect to each Company Plan, the Seller has heretofore delivered or made available to the Buyer true and complete copies of all of the following documents:

              (i)      a  copy  of  the Company Plan and any amendments thereto;

              (ii) a copy of the most recent annual report on Internal Revenue Service Form 5500 and actuarial report, if required under ERISA, and the most recent report prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87;

              (iii) a copy of the most recent Summary Plan Description required under ERISA with respect thereto;

              (iv) if the Company Plan is funded through a trust or any third-party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof and all related agreements; and

              (v) the most recent determination letter or pending determination letter received from the Internal Revenue Service with respect to each Company Plan intended to qualify under Section 401 or 501(c) of the Internal Revenue Code of 1986, as amended (the "Code").

(c) No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any of its Subsidiaries that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any of its Subsidiaries of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (the "PBGC") (which premiums have been paid when due). No Company Plan has, to the knowledge of the Seller, engaged in a "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), no Company Plan subject to Title IV of ERISA (a "Title IV Company Plan") has been terminated by the PBGC or has been the subject of a "reportable event" (as defined in Section 4043 of ERISA and the regulations thereunder) for which the 30-day notice requirement has not been waived and the Company has not received any notice of intent by the PBGC to terminate any such Company Plan.

(d) With respect to each Title IV Company Plan, the present value of accrued benefits under such Title IV Company Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Title IV Company Plan's actuary with respect to such Title IV Company Plan did not exceed, as of its latest valuation date, the then current value of the assets of such Title IV Company Plan allocable to such accrued benefits.

(e) No Title IV Company Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Title IV Company Plan ended prior to the Closing Date.

(f)           Neither  the  Company  nor  any  ERISA  Affiliate  (as   defined
below) has withdrawn (including a partial withdrawal) from any multi-employer plan within the meaning set forth in Section 3(37) of ERISA ("Multi-Employer Plan") with respect to which there is or could reasonably expected to be any outstanding liability. No event has occurred or circumstance exists (including the consummation of the transaction contemplated in this Agreement) that could reasonably be expected to result in liability to the Buyer, the Company or any of its Subsidiaries with respect to a Multi-Employer Plan. "ERISA Affiliate" means the Company and any other entity that, together with the Company, would be treated as a single employer under Section 414 of the Code.

(g) Each Company Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including but not limited to ERISA and the Code, and each Company Plan intended to be "qualified" under Section 401(a) of the Code either has received a favorable determination letter from the Internal Revenue Service to such effect or a request for such letter is pending. To the knowledge of the Seller, there is no fact, condition or set of circumstances existing that would adversely affect such favorable determination. To the knowledge of the Seller, there are no investigations pending or threatened in respect of any Company Plan by any governmental entity.

(h) Except as set forth on Schedule 2.10(h), no Company Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees (or their beneficiaries) of the Company or any of its Subsidiaries for periods extending beyond their respective dates of retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan" or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

(i) Section 2.10(i) of the Company Disclosure Schedule sets forth in reasonable detail the calculation, on an individual by individual basis, of any amounts payable or that could become payable under the Company Plans that may fail to be deductible for Federal income tax purposes by virtue of Section 280G of the Code.

(j) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, director or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or officer or (iii) require the immediate funding or financing of any compensation or benefits.

(k) Except as set forth in Section 2.10(k) of the Company Disclosure Schedule, there are no pending, or to the knowledge of the Seller, threatened or anticipated claims by or on behalf of any Company Plan, by any employee or beneficiary covered under any such Company Plan, or otherwise involving any such Company Plan (other than routine claims for benefits).

(l) No statement, either written or oral, has been made by the Company or its Subsidiaries or the Seller or its affiliates to any person with regard to any Company Plan that was not in accordance with the applicable Company Plan and that would be reasonably likely to have an adverse economic consequence to the Buyer, or the Company or its Subsidiaries.

                  Section 2.11   Labor  Relations
                                 ----------------
Except as set forth in Section 2.11 of the Company Disclosure Schedule, (a) the Company and its Subsidiaries are and have been, in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable Law; (b) there is no labor strike, labor arbitration or grievance, slowdown, stoppage, lockout or other labor dispute actually pending, or, to the knowledge of the Seller, threatened against or affecting the Company or any of its Subsidiaries; (c) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization; (d) no unfair labor practice charge has been properly served on the Company or any of its Subsidiaries by any employee of the Company or union with the National Labor Relations Board in accordance with applicable Law or other legal requirements; (e) to the knowledge of the Seller, there are no activities or proceedings of any labor union or labor organization to organize any of the employees of the Company or any of its Subsidiaries; and (f) to the knowledge of the Seller, there are no other arrangements (whether written or oral) between the Company or its Subsidiaries and any union other than those collective bargaining agreement or Company Plans set forth on Section 2.10 of the Company Disclosure Schedule.

                  Section 2.12   Taxes
                                 -----
Except  as  would  not have a Company Material Adverse Effect or as set forth on
Section  2.12  of  the  Company  Disclosure  Schedule:

(a) The Company and each of its Subsidiaries (i) has filed (or there has been filed on its behalf) with the appropriate taxing authorities all Tax Returns (as defined in Section 4.7) required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects, and
(ii) has paid or made adequate provision in the Closing Balance Sheet for the payment of all Taxes (as defined in Section 4.7) shown to be due and payable on such Tax Returns;

(b) There are no outstanding waivers in writing regarding the application of any statute of limitations in respect of Taxes of the Company or any of its Subsidiaries;

(c) To the knowledge of the Seller, there is no suit, audit, claim or assessment pending or proposed in writing with respect to Taxes of the Company or any of its Subsidiaries;

(d) There are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries, except for Liens for Taxes being contested in good faith; and

(e) There are no written assessments of Taxes from any taxing authority against the Company or its Subsidiaries except for those reflected on the Interim Balance Sheet or the Closing Balance Sheet.

                  Section 2.13   Contracts
                                 ---------
(a) Section 2.13(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all written or oral contracts and agreements to which the Company or any of its Subsidiaries is a party or by which any of its properties or assets are bound that are material to the business, properties or assets of the Company and its Subsidiaries, taken as a whole, including, without limitation: (i) employment, personal services, consulting, non-competition, severance, golden parachute or director or officer indemnification agreements or any employee indemnification agreement; (ii) contracts granting a right of first refusal or first negotiation with respect to any assets or line of business of the Company or any of its Subsidiaries or which restrict the Company and its Subsidiaries from engaging in any business or from competing with other persons in any territories or businesses; (iii) partnership, profit sharing or joint venture agreements; (iv) agreements for the acquisition, sale or lease of properties, ingredients or fixed assets of the Company or any of its Subsidiaries (by merger, purchase or sale of assets or stock or otherwise) entered into since June 30, 1999 for aggregate consideration per agreement of $50,000 or more; (v) contracts or agreements with any Governmental Entity; (vi) leases for the Leased Real Property (as hereinafter defined); (vii) commodity forward purchase contracts for the aggregate consideration per agreement of $50,000 or more; (viii) any broker, distributor, agency or consulting agreement that cannot be cancelled by the Company without penalty, payment or premium on notice of 30 days or less; (ix) any contract or arrangement under which the Company has made a loan to any director, officer, employee, customer or supplier; (x) any contract providing for the payment in excess of $50,000 to or by any person based on sales, purchases or profits in the nature of a commission but not direct payments for the sale of goods; (xi) any contract regarding any Indebtedness; (xii) all collective bargaining agreements; (xiii) each contract for capital expenditures with a remaining balance of $50,000; (xiv) any contract in the nature of a rebate, discount, bonus, slotting allowance or other payment with respect to the sale of any finished goods under which the Company or any of its Subsidiaries is obligated to pay more than $50,000; (xv) any agreement restricting how or where the Company or any of its Subsidiaries can conduct their business; and (xvi) all amendments or supplements of, or commitments and agreements to enter into, any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 4.1 hereof, the "Contracts"). The parties acknowledge and agree that the Buyer shall not be entitled to assert a breach of this Section 2.13(a) in the nature of recovering amounts paid by the Company after the Closing under any Contract omitted from disclosure under Section 2.13(a) of the Company Disclosure Schedule if the liability associated with such omitted Contract has been accrued as a liability in accordance with GAAP on the April 29, 2000 financial statements of the Company as such accruals may be adjusted in the calculation of the Closing Net Working Capital.

          As used in this Agreement, "Indebtedness" means, for any person, any liability contingent or otherwise and relating to: (i) indebtedness, including interest and any prepayment penalties, expenses, or fees thereon created, issued or incurred by such person for borrowed money (whether by loan or the issuance and sale of debt securities or the sale of property to another person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such person); (ii) obligations of such person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable arising, and accrued expenses incurred, in the ordinary course of business and consistent with such person's customary trade practices; (iii) indebtedness of another person secured by a Lien on the property of such person; whether or not the respective Indebtedness so secured has been assumed by such person; (iv) payment obligations of such person in respect of letters of credit, bankers' acceptances or similar instruments issued or accepted by banks and other financial institutions for account of such person; (v) capital lease obligations of such person; and (vi) indebtedness of others guaranteed by such person.

(b) Except as set forth in Section 2.13(b) of the Company Disclosure Schedule: (i) there is no material default under any Contract by the Company or any of its Subsidiaries or, to the knowledge of the Seller, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by the Company or any of its Subsidiaries, or to the knowledge of the Seller, any other party; (ii) no party to any such Contract has given notice to the Company or any of its Subsidiaries of or made a claim against the Company or any of its Subsidiaries with respect to any material breach or default thereunder; (iii) as of the date hereof, the Company is not currently in active renegotiation discussions pursuant to any Contract except for Contracts with customers who have purchase orders at a fixed price that may be cancelled by such customers at their convenience; (iv) no Contract contains a provision that expressly permits a party to the Contract to renegotiate the terms of such Contract which would be triggered as a result of the consummation of the transactions contemplated herein; and (v) assuming such Contracts have been duly authorized, executed and delivered by the respective other parties thereto, all the Contracts are valid, binding and enforceable (except as such enforceability may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally) obligations of the Company or one of its Subsidiaries.

                   Section 2.14   Real  Property
                                  --------------
(a) Section 2.14 of the Company Disclosure Schedule sets forth a list of all real property and interests in real property owned in fee by the Company and its Subsidiaries (the "Owned Real Property") and contracts to purchase real property in fee. Section 2.14 of the Company Disclosure Schedule also sets forth a list of all real property leased or subleased by the Company and its Subsidiaries and the leases with respect thereto (the "Leased Real Property"). With respect to each parcel of Leased Real Property, the Company has not entered into any written sublease, license, option, right, concession or other agreement or arrangement granting to any person the right to use such parcel of Leased Real Property or any portion thereof or interest therein, except as disclosed in
Section  2.14  of  the  Company  Disclosure  Schedule.

          The Company or one of its Subsidiaries holds good and marketable title to the Owned Real Property and has valid leasehold interests in the Leased Real Property, free and clear of any Liens, except for the Permitted Liens (as hereinafter defined). As used herein, the term "Permitted Liens" means (i) Liens which are being contested in good faith and by appropriate proceedings;
(ii) carriers', warehouseman's, mechanic's, materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are less than $100,000 in amount in the aggregate and which are being contested in good faith and by appropriate proceedings; (iii) recorded easements, rights-of-way, encroachments, restrictions, conditions and other similar encumbrances incurred or suffered in the ordinary course of business that do not materially restrict the current use of the Owned Real Property or Leased Real Property; and (iv) other nonmaterial title defect or Liens that are capable of being cured without expenditures in excess of $25,000.

          To the knowledge of the Seller, the use and operation of the Owned Real Property and the Leased Real Property, and, to the knowledge of the persons set forth in Section 2.14 of the Company Disclosure Schedule, the planned use of the Owned Real Property and the Leased Real Property as of the date of this Agreement do not violate any order of any Governmental Entity affecting or relating to the Owned Real Property or the Leased Real Property, or any building, zoning, subdivision or other land use or similar Law. There are no pending, or to the knowledge of the Seller, threatened condemnation proceedings relating to the Owned Real Property or the Leased Real Property that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The Company's facilities located in the City of Dunkirk, New York and referred to as 118 Stegelski Avenue and 26-30 Talcott Street are located on the properties described in Section 7.2 to the Company Disclosure Schedule. To the extent the surveys received by the Buyer as contemplated in Section 4.22 confirm the accuracy of this Section 2.14(b), then the parties agree that such representation shall terminate immediately upon the Closing. To the extent the surveys received by the Buyer as contemplated in Section 4.22 do not confirm the accuracy of this Section 2.14(b), then the parties agree that such representation shall survive the Closing and shall terminate on the second anniversary of the Closing and the terms of Section 7.2(b)(i) shall not apply to a breach of this Section 2.14(b).

                  Section 2.15   Intellectual  Property
                                 ----------------------
(a) Except as set forth in Section 2.15(a) of the Company Disclosure Schedule, the Company or one of its Subsidiaries has, or will as of the Closing have, such ownership of or such rights by license or other valid and enforceable agreement to use all inventions, patents and patent applications, trademarks and service marks, trademark and service mark registrations and applications, trade names, trade dress, logos, company names, Internet domain names, copyrights, copyright registrations and applications, trade secrets, know-how, production processes (including all technology and equipment used therein), proprietary recipes and formulae and computer software programs (including all data and related documentation) and all common law rights to the foregoing that are used or held for use by the Company and are necessary to permit the Company and its Subsidiaries to conduct their business in substantially the same manner as currently conducted (collectively, the "Intellectual Property"). Section 2.15(a) of the Company Disclosure Schedule lists all (i) trademark and service mark registrations and applications, patent and patent applications and copyright registrations and applications owned by the Company and its Subsidiaries and (ii) material third party patents, copyrights, trademarks and service marks used by the Company and its Subsidiaries, as of the date of this Agreement.

(b) The conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe in any material respect upon the proprietary Intellectual Property rights of any third party. To the knowledge of the Seller, there are no present or threatened material infringements
of  the  Intellectual  Property  by  any  third  party.   Except as set forth in
Section 2.15(b) of the Company Disclosure Schedule, there are no pending or, to the knowledge of Seller, threatened proceedings or litigation or other adverse claims by any person against the use by the Company or one of its Subsidiaries of any Intellectual Property that is owned by the Company or one of its Subsidiaries or licensed to the Company or one of its Subsidiaries.

(c) All computer software programs included in the Intellectual Property (i) were developed by employees of the Company or one of its Subsidi-aries within the scope of their employment, (ii) were developed as "works-made-for-hire" as that term is defined under Section 101 of the United States copyright laws, pursuant to a valid and enforceable written agreement,
(iii) were assigned to the Company or one of its Subsidiaries pursuant to a valid and enforceable written agreement or (iv) are duly licensed to the Company or one of its Subsidiaries for use in its business as currently conducted.

(d) Section 2.15(d) of the Company Disclosure Schedule sets forth a list of all material Intellectual Property licensed by the Company or any of its Subsidiaries to an unaffiliated party.

                   Section 2.16   Year  2000  Compliance
                                  ----------------------
As of the date of this Agreement, the Seller is not aware of any Year 2000 compliance problem in any of its mission critical internal systems and software. In addition, the Seller has not received any notification from any supplier of products and services to the Company of any Year 2000-related disruption in such suppliers' businesses.

                  Section 2.17  Assets
                                ------
Except as set forth in Section 2.17(a) of the Company Disclosure Schedule, the Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest in or right to use by license or otherwise, the properties and assets used or held for use by it on or immediately prior to the date hereof, or reflected in the Financial Statements or acquired after the date thereof (collectively, the "Assets"), free and clear of all Liens, except for
(i) properties and assets disposed of in the ordinary course of business consistent with past practice and not in violation of Section 4.1, (ii) Liens for Taxes that are being contested in good faith and (iii) Liens that are not material to the value of the properties or assets encumbered and that do not impair in any material respect the current use or operation of such properties and assets.

(b) Except as set forth in Section 2.17(b) of the Company Disclosure Schedule, the Assets include or will include as of the Closing Date, without limitation, all personal property, both tangible and intangible, necessary to conduct the business of the Company and its Subsidiaries substantially in the same manner as conducted by the Company and its Subsidiaries on or immediately prior to the date hereof.

                   Section 2.18   Affiliate  Transactions
                                  -----------------------
Section 2.18 of the Company Disclosure Schedule sets forth a complete and correct list as of the date hereof of all contracts and agreements (including the products and services provided to the Company by the Seller as referred to in Section 1.8) to which the Company or any of its Subsidiaries, on the one hand, and the Seller or any of its affiliates (other than the Company and its Subsidiaries), on the other hand, are a party that are in effect as of the date hereof.

                   Section 2.19   Environmental  Matters
                                  ----------------------

      (a)         Except  as set forth in Section 2.19 of the Company Disclosure
Schedule:

          (i) each of the Company and its Subsidiaries is, and have been, in compliance in all material respects with all applicable Environmental Laws and neither the Company nor its Subsidiaries are subject to any order, decree, consent or rule relating to Environmental Laws;

          (ii) there is no Environmental Claim pending or, to the knowledge of the Seller, threatened, against (A) the Company or any of its Subsidiaries, or (B) any real or personal property or operations which the Seller owns, leases or operates or, to the knowledge of the Seller, formerly owned, operated or leased, in whole or in part;

          (iii) There have been no storage, treatment or Releases of any Hazardous Materials by the Company or any of its Subsidiaries, or, to the knowledge of the Seller, by any other person that would be reasonably likely to form the basis of any Environmental Claim against the Company or any of its Subsidiaries;

          (iv) No Hazardous Materials are stored or have been stored by the Company or any of its Subsidiaries, or, to the knowledge of the Seller, by any other person at the Company's Owned Real Estate or Leased Real Estate other than those Hazardous Materials that are (A) necessary to conduct the Company's operations, (B) in quantities reasonably related to the Company's size of operations and (C) not in violation of Environmental Law;

          (v) the Company and its Subsidiaries possess all Permits required under any Environmental Laws and are in compliance with such Permits in all material respects; and

          (vi) the Seller has provided the Buyer with accurate copies of all reasonably relevant documents relating to environmental matters.

      (b)         For  purposes  of  this  Agreement:

          (i) "Environmental ClaimEnvironmental Claim" means any and all administrative or judicial actions, demands, information requests, directives, claims, liens, investigations, proceedings or notices of noncompliance, violation or status as a potentially responsible person or otherwise liable party by any person (including, without limitation, any Governmental Entity) relating to or alleging potential liability (including, without limitation, for investigatory or cleanup costs, natural resources damages, property damages, personal injuries or penalties) arising out of or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location; or (B) any violation or alleged violation of any Environmental Law.

          (ii) "Environmental LawsEnvironmental Laws" means all applicable foreign, federal, state and local Laws and judicial opinions or decisions by administrative law judges in effect on the date hereof and relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health including, without limitation, laws and regulations relating to Hazardous Materials.

          (iii) "Hazardous MaterialsHazardous Materials" means any chemicals, materials or substances, which are defined as "hazardous substanceshazardous substances," "hazardous wasteshazardous wastes," "Hazardous Materialshazardous materials," "asbestos," "extremely hazardous substancesextremely hazardous substances," "toxic," "radioactive materials," "toxic substancestoxic substances,"
"pollutantspollutants,contaminantspollutants," "contaminants," "petroleum" or "oils" or regulated as such under any Environmental Law;

          (iv) "ReleaseRelease" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including, without limitation, ambient air, soil, surface water, or groundwater) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property; and

          (v) "Remediation Standard" means a numerical standard that defines the concentrations of Hazardous Materials that may be permitted to remain in any environmental media after an investigation, removal, remediation or containment of a Release or threatened Release of Hazardous Materials.

                   Section 2.20   Brokers;  Finders  and Fees
                                  ---------------------------
Except for Warburg Dillon Read, whose fees will be paid by the Seller, neither the Seller nor the Company or any of its Subsidiaries has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby.

                   Section 2.21   Inventory
                                  ---------
All inventory, finished goods, raw materials, packaged goods or work-in-progress reflected in the Financial Statements as currently owned by the Company and all of its Subsidiaries in the aggregate (a) have been valued at cost or at market, whichever is lower, in accordance with U.K. GAAP, and (b) are of a quality and quantity usable and salable in the ordinary course of business.

                   Section 2.22   Insurance
                                  ---------
All of the insurance maintained by the Seller on behalf of the Company provides coverage on an occurrence basis except for director and officer liability insurance which is provided on a claims made basis. As of the date hereof, no loss limits of the Seller's insurance policies have been exhausted or materially impaired and except as set forth on Schedule 2.22 of the Company Disclosure Schedule, the Seller has no knowledge of any facts or circumstances that could reasonably be expected to exhaust such limits. All of the Seller's insurance policies which provide the Company with coverage with respect to pre-Closing occurrences will remain in full force and effect after the Closing. At no time since the acquisition of the Company by Tomkins has the Company been without substantially the same insurance coverage as presently in place so as to cause the Company or its insured persons to have a material gap in insurance coverage.

                   Section 2.23   Customers
                                  ---------
Section 2.23 of the Company Disclosure Schedule lists the top 15 customers of the Company and its Subsidiaries with respect to revenues generated from such customers as of January 31, 2000 (the "Top 15 Customers"). Except as set forth in Section 2.23 of the Company Disclosure Schedule, to the knowledge of the Seller, none of the Top 15 Customers are currently undertaking an account review with the Company or any of its Subsidiaries and the Seller does not reasonably believe that any of the Top 15 Customers are actively considering terminating their business relationship with the Company or any of its Subsidiaries.

                   Section 2.24   Records
                                  -------
The corporate record books of the Company and each of its Subsidiaries contain accurate and complete records of all material meetings and accurately reflect all other actions taken by the stockholders and boards of directors of the Company and its Subsidiaries and have been maintained in accordance with good business practices and all applicable Law.

                   Section 2.25   Receivables
                                  -----------
Except as set forth in Section 2.25 of the Company Disclosure Schedule, all existing accounts receivable of the Company (including those accounts receivable reflected on the Closing Balance Sheet that have not yet been collected) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business.

                   Section 2.26   Bank  Accounts
                                  --------------
Section 2.26 of the Company Disclosure Schedule sets forth the name of each bank, safe deposit company or other financial institution in which the Company or any of its Subsidiaries has an account, lock box or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

                   Section 2.27   Powers  of  Attorney
                                  --------------------
Except as set forth on Section 2.27 of the Company Disclosure Schedule, there are no outstanding powers of attorney executed by or on behalf of the Company or any of its Subsidiaries in favor of the Seller or its affiliates or any of their respective employees, officers or directors.

                                  ARTICLE III

                  REPRESENTATIONS  AND  WARRANTIES  OF  THE  BUYER
                  ------------------------------------------------

          The  Buyer  hereby  represents  and warrants to the Seller as follows:

                  Section 3.1    Organization;  Etc.
                                 -------------------
The Buyer is a Nevada corporation validly existing and in good standing under the laws of the jurisdiction of its organization.

                  Section 3.2    Authority  Relative  to  this  Agreement
                                 ----------------------------------------
The Buyer has the corporate power and authority to execute, perform and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer and (assuming this Agreement has been duly authorized, executed and delivered by the Seller) constitutes a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (b) enforcement of this Agreement, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  Section 3.3    Consents  and  Approvals;  No  Violations
                                 -----------------------------------------
Except  for  applicable requirements of the H-S-R Act or as set forth in Section
3.3 of the disclosure schedule being delivered by the Buyer to the Seller concurrently herewith (the "Buyer Disclosure Schedule"), neither the execution and delivery of this Agreement by the Buyer nor the consummation by the Buyer of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of the Buyer, (b) result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, renegotiation, cancellation or acceleration) under, or require any material consent or notice under, any indenture, license, contract, agreement or other instrument or obligation to which the Buyer or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, (c) materially violate any order, writ, injunction, judgment, decree or Laws applicable to the Buyer, any of its subsidiaries or any of their respective properties or assets, or (d) require any material filing with, or the obtaining of any material notice, registration, report, permit, authorization, consent or approval of, any Governmental Entity, except in the case of clauses (b), (c) and (d) of this Section 3.3 for any such violations, breaches, defaults, rights of termination, cancellation or acceleration or requirements that, individually or in the aggregate, would not have a Buyer Material Adverse Effect (as hereinafter defined). As used in this Agreement, the term "Buyer Material Adverse Effect" shall mean an event, change or circumstance that would adversely affect the ability of the Buyer to consummate the transactions contemplated hereby or to perform its obligations hereunder.

                  Section 3.4   Acquisition of Shares for Investment; Ability to
                                ------------------------------------------------
                                Evaluate  and  Bear  Risk
                                -------------------------
(a) The Buyer is acquiring the Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such Shares. The Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, (the "Act") and any applicable state securities Laws, except pursuant to an exemption from such registration under the Act and such Laws.

(b) The Buyer (i) is able to bear the economic risk of holding the Shares for an indefinite period, (ii) can afford to suffer the complete loss of its investment in the Shares, and (iii) has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the Shares.

                  Section 3.5    Availability  of  Funds
                                 -----------------------
The Buyer has delivered, prior to the date of this Agreement, true and complete copies of the following "highly confident" letter to the Seller received in connection with the financing of the transactions (the "Financing") contemplated by this Agreement: Highly Confident Letter (the "Highly Confident Letter"), dated as of June 14, 2000, from Bank One Corporation in favor the Ralcorp
Holdings, Inc. ("Buyer Parent") as in effect on the date hereof. To the knowledge of the Buyer, the Highly Confident Letter is in full force and effect. The financing pursuant to the Highly Confident Letter will provide the Buyer with sufficient funds in cash or cash equivalents to pay the Purchase Price and otherwise to consummate the transactions contemplated by this Agreement.

                  Section 3.6    Litigation
                                 ----------
There is no claim, action, suit, proceeding or, to the knowledge of the Buyer, governmental investigation pending or, to the knowledge of the Buyer, threatened against the Buyer or any of its subsidiaries by or before any court or Governmental Entity that, individually or in the aggregate, would have or would reasonably be expected to have a Buyer Material Adverse Effect.

                  Section 3.7    Buyer  Acknowledgment
                                 ---------------------
In entering into this Agreement, the Buyer acknowledges that it has relied, and shall be entitled to rely, solely upon the representations and warranties made in Article II of this Agreement as modified by the Company Disclosure Schedule (and subject to the limitations contained in this Agreement).

                  Section 3.8    Brokers;  Finders  and  Fees
                                 ----------------------------
Except for Schroders & Co., whose fees will be paid by the Buyer, neither the Buyer nor any of its affiliates has employed any investment banker, broker or finder or incurred any liability for any investment banking, financial advisory or brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby.

                               ARTICLE IV

                      COVENANTS  OF  THE  PARTIES
                      ---------------------------

                  Section 4.1    Conduct  of  Business  of  the  Company
                                 ---------------------------------------
During  the  period  from the date of this Agreement to the Closing Date, except
(x) as otherwise contemplated by this Agreement or the transactions contemplated hereby, (y) for those matters set forth in Section 4.1 of the Company Disclosure Schedule, or (z) consented to by the Buyer in writing, the Seller shall cause the Company and each of its Subsidiaries:

(a) to conduct its business and operations in the ordinary course consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organization, use reasonable efforts to keep available the services of its current officers and other key employees and preserve its relationships with those persons having business dealings with it to the end that its goodwill and ongoing businesses shall be unimpaired at the time of the Closing; and

(b) not to (i) sell, license or dispose of any of its properties or assets, except finished goods and obsolete assets in the ordinary course of business; (ii) make any loans, advances (other than advances in the ordinary course of business or advances to the Seller) or capital contributions to, or investments in, any other person; (iii) terminate or amend any of its Contracts or licenses, provided that the Company may take such action if the Buyer has not responded to the Company's request for consent (which consent shall not be unreasonably withheld) within two days of such request; (iv) enter into any new Contracts other than renewals of existing agreements or otherwise in the ordinary course of business; (v) enter into or amend any employment, severance or retirement agreement with any employee or increase the compensation of any of the officers or other employees of the Company or any of its Subsidiaries, except for such increases as are granted in the ordinary course of business in accordance with its customary practices (which shall include normal periodic performance reviews and related compensation and benefit increases);
(vi) enter into or amend any collective bargaining agreement; provided, however, that if the Buyer shall fail to consent to the Company's entering into any collective bargaining agreement then any events or circumstances that arise from or relate to the Company not entering into such agreement shall not be deemed to
(A) be a Company Material Adverse Effect, (B) result in a failure of the conditions set forth in Section 5.3, and the Seller shall have no obligation to indemnify the Buyer Indemnitees for any Buyer Damages (as such terms are hereinafter defined) related thereto; (vii) hire any senior manager (other than any regional sales personnel) without first consulting with the Buyer; (viii) adopt, grant, extend or increase the rate or terms of any bonus, insurance, pension or other Company Plan, payment or arrangement made to, for or with any such officers or employees of the Company or any of its Subsidiaries, except (A) increases required by any applicable Law, and (B) any other benefits payable in any form by the Seller; (ix) make any change in any of its present accounting methods and practices, except as required by changes in U.K. GAAP; (x) license, terminate or allow to lapse any Intellectual Property rights to or from any third party pursuant to an arrangement other than in the ordinary course of business consistent with past practice; (xi) make or authorize any capital expenditures other than in accordance with its annual plan or other than capital expenditures not exceeding $25,000 individually or $100,000 in the aggregate;
(xii) settle or compromise any material Tax liability or make any material Tax election, except in the ordinary course of business or consistent with past practice; (xiii) incur any Indebtedness other than from the Seller, issue any debt securities or assume, guarantee or endorse the obligations of any other persons, or mortgage or encumber any of their respective properties or assets;
(xiv) amend its certificate of incorporation or by-laws; (xv) issue, sell, pledge or transfer, or propose to issue, sell, pledge or transfer, any shares of its capital stock, or securities convertible into or exchangeable or exercisable for, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its capital stock or otherwise change its capital stock;
(xvi) engage in any transaction with the Seller or any affiliate of the Seller (other than the Company and its Subsidiaries) other than transactions on an arms-length basis or transactions on a basis consistent with past practice;
(xvii) cancel or waive any litigation, claims or rights with a value to the Company or any Subsidiary of $25,000; or (xviii) take, or agree to take, any of the foregoing actions.

                  Section 4.2    Access  to  Information  for  the  Buyer
                                 ----------------------------------------
(a) From the date of this Agreement to the Closing, the Seller will cause the Company and its Subsidiaries to (i) give the Buyer and its authorized representatives reasonable access to all books, records, personnel, offices and other facilities and properties of the Company and its Subsidiaries and the Company's accountants, (ii) permit the Buyer to make such copies and inspections thereof as the Buyer may reasonably request and (iii) cause the officers of the Company and its Subsidiaries to furnish the Buyer with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as the Buyer may from time to time reasonably request; provided, however, that any such access shall be conducted
                      --------  -------
at the Buyer's expense, at a reasonable time, under the supervision of the Seller's or the Company's or its Subsidiaries' personnel and in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated hereby and not to interfere unreasonably with the normal operation of the business of the Seller, the Company or any Subsidiary of the Company.

(b) All such information and access shall be subject to the terms and conditions of the letter agreement (the "Confidentiality Agreement"), between the Buyer and the Seller, dated September 22, 1999. Notwithstanding anything to the contrary contained in this Agreement, none of the Company, any Subsidiary of the Company, the Seller or any affiliate of the Seller shall have any obligation to make available or provide to the Buyer or its representatives a copy of any consolidated, combined or unitary Tax Return filed by the Seller, or any of its affiliates or predecessors, or any related materials. However, data or work papers of the Company and any Subsidiary of the Company contained in such consolidated, combined or unitary Tax Return shall be made available to Buyer.

                  Section 4.3    Consents;  Cooperation
                                 ----------------------
Each of the Seller and the Buyer shall cooperate, and use its best efforts, to make all filings and obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties necessary to consummate the transactions contemplated by this Agreement, including, without limitation, under the H-S-R Act. Each of the Seller and the Buyer shall use its best efforts to make all necessary filings with Governmental Entities contemplated by the preceding sentence no later than five business days after the date hereof and shall furnish each other as promptly as possible such information as is necessary or appropriate in connection with the preparation of such filings or requests from any Governmental Entity for additional information. In addition to the foregoing, the Buyer agrees to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought hereunder.

                  Section 4.4    No  Solicitation
                                 ----------------
Neither the Seller nor any of its affiliates (including the Company and its Subsidiaries), or any officers, directors, employees, stockholders, affiliates, agents or representatives of the Seller or any of its affiliates will, directly or indirectly, solicit, initiate or encourage the submission of any proposal or offer from any person other than the Buyer or its directors, officers, employees, or other affiliates or representatives, enter into or continue any discussions or negotiations with, or provide any information to, any person other than the Buyer or its directors, officers, employees or other affiliates or representatives, relating to any (i) merger, consolidation or other business combination involving the Company or any of its Subsidiaries, (ii) restructuring, recapitalization or liquidation of the Company or any of its Subsidiaries, or (iii) acquisition or disposition of any material assets of the Company and its Subsidiaries (taken as a whole) or any of their securities (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). The Seller will immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than the Buyer with respect to any of the foregoing.

                  Section 4.5    Best  Efforts
                                 -------------
Each of the Seller and the Buyer shall cooperate and use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Stock Purchase and the other transactions contemplated by this Agreement.

                  Section 4.6    Public  Announcements
                                 ---------------------
Prior to the Closing, except as otherwise agreed to by the parties, the parties shall not issue any report, statement or press release or otherwise make any public statements with respect to this Agreement and the transactions contemplated hereby, except as in the reasonable judgment of the party may be required by law or in connection with its obligations as a publicly-held, exchange-listed company, in which case the parties will use their reasonable best efforts to reach mutual agreement as to the language of any such report, statement or press release. Upon execution hereof and upon the Closing, the Seller and the Buyer will consult with each other with respect to the issuance of a joint report, statement or press release with respect to this Agreement and the transactions contemplated hereby.

                  Section 4.7    Tax Matters
                                 -----------
(a) The Seller and the Buyer hereby agree that an election under Section 338 of the Code (or any similar provision of the law of any state or other taxing jurisdiction) will not be made with respect to the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement and that for purposes of all Tax Returns and other applicable filings, the Buyer and the Seller will report the Stock Purchase as a purchase and sale, respectively, of the Shares of the Company.

(b)  Tax  Returns.  Subject  to  Section  4.7(f):
     ------------

     (i) The Seller shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Company and each Subsidiary for taxable years or periods ending on or before the Closing Date other than Tax Returns for taxable years or periods ending on or before the Closing Date for which the Due Date (as hereinafter defined) is after the Closing Date (such latter Tax Returns, "Post-Closing Due Tax Returns" and Tax Returns for such taxable years or periods other than Post-Closing Due Tax Returns, "Pre-Closing Due Tax Returns"). The Seller shall remit (or cause to be remitted) any Taxes due in respect of Pre-Closing Due Tax Returns.

     (ii) The Seller shall prepare or cause to be prepared all Post-Closing Due Tax Returns and shall submit such Post-Closing Due Tax Returns (with copies of any relevant schedules, work papers and other documentation then available) and a computation of the amount of Taxes shown as payable on such Post-Closing Due Tax Returns that constitute Excluded Taxes (as hereinafter defined) to the Buyer no later than 45 days prior to the Due Date for such Post-Closing Due Tax Returns. The Seller shall pay (or cause to be paid) to the Buyer no later than two days prior to the Due Date for such Post-Closing Due Tax Returns all Taxes shown as due and payable on such Post-Closing Due Tax Returns less Excluded Taxes as shown on Seller's submission to Buyer. The Buyer shall file or cause to be filed when due such Post-Closing Due Tax Returns as prepared by Seller (unless, and then only to the extent, in the opinion of nationally recognized tax counsel to the Buyer, filing such Post-Closing Due Tax Returns as prepared by Seller would subject the Buyer to any criminal penalty or to civil penalties under Sections 6662 through 6664 of the Code or similar provisions of applicable state, local or foreign Laws) and remit (or cause to be remitted) any Taxes due in respect of such Post-Closing Tax Returns. The Seller shall pay to the Buyer interest at the Applicable Interest Rate (as hereinafter defined), compounded daily, on any amount not paid when due under this Section 4.7(b)(ii).

     (iii) The Buyer shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Company and each Subsidiary for taxable years or periods ending after the Closing Date and the Buyer shall remit (or cause to be remitted) any Taxes due in respect of such Tax Returns.

     (iv) Any Tax Return required to be filed by the Buyer relating to any taxable year or period beginning on or before and ending after the Closing Date (the "Straddle Period") shall be submitted (with copies of any relevant schedules, work papers and other documentation then available) to the Seller for the Seller's approval not less than 60 days prior to the Due Date of such Tax Return, which approval shall not be unreasonably withheld. The Buyer shall, in preparing such return, cause the items (or a portion thereof) for which the Seller is liable hereunder to be reflected in accordance with the Seller's instructions, provided to Buyer at least 15 days prior to the Due Date (unless, and then only to the extent that, in the opinion of nationally recognized tax counsel to the Buyer, complying with the Seller's instructions would subject the Buyer to any criminal penalty or to civil penalties under Sections 6662 through 6664 of the Code or similar provisions of applicable state, local or foreign Laws) and, in the absence of having received such instructions, in accordance with past practice, if any, to the extent permissible under applicable Law. The Seller shall pay (or cause to be paid) to the Buyer no later than two days prior to the Due Date of such Tax Returns all Taxes with respect to any Straddle Period which, as prepared consistently with Seller's instructions, are shown as due and payable on such Tax Returns and for which Seller is liable.

     (v) Within 70 days after the Closing Date, the Buyer shall cause the Company and each of its Subsidiaries to prepare and provide to the Seller a package of Tax information materials, including, without limitation, schedules and work papers (the "Tax Package") required by the Seller to enable the Seller to prepare (or prepare and file) all Tax Returns required to be prepared (or prepared and filed) by it pursuant to Sections 4.7(b)(i) and (ii). The Tax Package shall be prepared in good faith in a manner consistent with past practice.

     (vi) The Seller may, in its sole and absolute discretion, amend any Tax Return of the Company or any of its Subsidiaries filed or required to be filed for any taxable years or periods ending on or before the Closing Date; provided, however, that any such amendment which may reasonably be
       --------   -------
expected to result in increased Tax liability for the Company, its Subsidiaries or the Buyer for any Straddle Period or for any taxable year or period beginning after the Closing Date shall require the consent of the Buyer, which consent may be withheld in the sole discretion of the Buyer; provided, further, however,
                                                     --------  -------  -------
that to the extent the Seller agrees to indemnify the Buyer for the amount of such increased Tax liability (as mutually agreed by the parties or as otherwise determined pursuant to Section 4.7(i)), the Seller may amend any such Tax Return.

(c)  Indemnification.
     ---------------

     (i) The Seller shall indemnify and hold the Buyer harmless from and against the following (net of the amount of any Tax Benefit (as hereinafter defined) realizable by the Buyer, the Company or its Subsidiaries as a result of the payment or accrual of any of the following):

           (A) any liability for Taxes for any period that ends on or before the Closing Date imposed on the Company or its Subsidiaries as members of the "affiliated group" (within the meaning of Section 1504(a) of the Code) that arises under Treasury Regulations Section 1.1502-6(a) or comparable provisions of foreign, state or local Law; and

          (B) any liability for Taxes imposed on the Company or its Subsidiaries for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period deemed to end at the close of the Closing Date (as set forth in Section 4.7(d));

provided,  however,  that  the  Seller  shall  not  be  liable for and shall not
--------   -------
indemnify the Buyer for (I) any Taxes resulting from transactions or actions taken by the Company or its Subsidiaries on the Closing Date that are properly allocable to the portion of the Closing Date after the Closing except for transactions or actions undertaken in the ordinary course of business; (II) any Taxes that result from an actual or deemed election under Section 338 of the Code or any similar provisions of state law or the law of any other taxing jurisdiction with respect to the Company or any of its Subsidiaries in connection with any of the transactions contemplated by this Agreement; (III) any Transfer Taxes for which the Buyer is liable pursuant to Section 4.7(f);
(IV) Taxes the liability for which is included in the calculation of Closing Net Working Capital; and (V) any Taxes that result from the Buyer not filing a Post-Closing Due Tax Return or a Straddle Period Tax Return in the manner required by Section 4.7(b)(ii) and Section 4.7(b)(iii), respectively (Taxes described in this proviso referred to herein as "Excluded Taxes").

     (ii) The Buyer shall indemnify and hold the Seller and the Seller's subsidiaries and affiliates harmless from and against (net of the amount of any Tax Benefit realizable by the Seller as a result of the payment or accrual of any of the following):

          (A) Taxes imposed on the Company or any of its Subsidiaries for any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning immediately after the Closing Date; and

          (B)               Excluded  Taxes.

(d)                    Computation  of Tax Liabilities.  To the extent permitted
                       -------------------------------
or  required  by  Law  or  administrative  practice, (i) the taxable year of the
Company or any of its Subsidiaries which includes the Closing Date shall be treated as closing on (and including) the Closing Date and, notwithstanding the foregoing, (ii) all transactions not in the ordinary course of business occurring after the effective time of the Closing shall be reported on Buyer's consolidated United States federal income Tax Return to the extent permitted by Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) and shall be similarly reported on other Tax Returns of the Buyer or its affiliates to the extent permitted by law. For purposes of Section 4.7(c)(i) and (c)(ii), where it is necessary to apportion between the Seller and the Buyer the Tax liability of an entity for a Straddle Period (which is not treated under the immediately preceding sentence as closing on the Closing Date), such liability shall be apportioned between the period deemed to end at the close of the Closing Date, subject to Section 4.7(d)(ii), and the period deemed to begin immediately following the Closing Date on the basis of an interim closing of the books; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the portion of the Straddle Period up to and including the Closing Date and the portion of the Straddle Period following the Closing Date in proportion to the number of days in each such period; and provided further
                                                                -------- -------
that Taxes imposed on a periodic basis (such as real property Taxes) shall be allocated between the portion of the Straddle Period up to and including the Closing Date and the portion of the Straddle Period following the Closing Date in proportion to the number of days in each such period.

(e)                    Contest  Provisions.
                       -------------------

     (i) Each of the Buyer, on the one hand, and the Seller, on the other hand (the "Recipient"), shall notify the chief tax officer of the other party in writing within 15 days of receipt by the Recipient of written notice of any pending or threatened audit, notice of deficiency, proposed adjustment, assessment, examination or other administrative or court proceeding, suit, dispute or other claim which could affect the liability for Taxes of such other party (a "Tax Claim"). If the Recipient fails to give such prompt notice to the other party it shall not be entitled to indemnification for any Taxes arising in connection with such Tax Claim if and to the extent that such failure to give notice materially and adversely affects the other party's right to participate  in  the  Tax  Claim;  provided,  however,  that  one  party will be
                                   --------   -------
obligated to indemnify the other party pursuant to Section 4.7(c) or otherwise only if the indemnifying party receives written notice thereof prior to the end of the applicable statute of limitations for the relevant taxable year or period.

     (ii) The Seller shall have the sole right to represent the Company and each of its Subsidiaries' interests in any Tax Claim relating to taxable periods ending on or before the Closing Date and to employ counsel of its choice at its expense. In the case of a Straddle Period, the Seller shall be entitled to participate at its expense in any Tax Claim relating in any part to Taxes attributable to the portion of such Straddle Period deemed to end on or before the Closing Date and, with the written consent of the Buyer (which shall not be unreasonably withheld), at the Seller's sole expense, may assume the control of such entire Tax Claim. None of the Buyer, any of its affiliates, the Company or any of the Company's Subsidiaries may settle or otherwise dispose of any Tax Claim for which the Seller may have a liability under this Agreement, or which may result in an increase in Seller's liability under this Agreement, without the prior written consent of the Seller, which consent may be withheld in the sole discretion of the Seller, unless the Buyer fully indemnifies the Seller in writing with respect to such liability in a manner satisfactory to the Seller.

(f)                    Transfer  Taxes.  All  excise,  sales,  use,  transfer
                       ---------------
(including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, resulting directly from the transactions contemplated by this Agreement (the "Transfer Taxes"), shall be borne by the Buyer. Notwithstanding
Section 4.7(b), which shall not apply to Tax Returns relating to Transfer Taxes, any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed by the Buyer.

(g)                    Refunds.
                       -------

     (i) Any Tax refund (including any interest in respect thereof) received by the Buyer or the Company or any of its Subsidiaries, and any amounts credited against Tax to which the Buyer or the Company or any of its Subsidiaries become entitled (including by way of any amended Tax Returns), that relate to any taxable period, or portion thereof, ending on or before the Closing Date shall be for the account of the Seller, and the Buyer shall pay over to the Seller any such refund or the amount of any such credit within fifteen days after receipt or entitlement thereto. The Buyer shall pay the Seller interest at the Applicable Interest Rate, compounded daily, on any amount not paid when due under this Section 4.7(g). For purposes of this Section 4.7(g), where it is necessary to apportion a refund or credit between the Buyer and the Seller for a Straddle Period, such refund or credit shall be apportioned between the period deemed to end at the close of the Closing Date, and the period deemed to begin immediately following the Closing Date on the basis of an interim closing of the books, except that refunds or credits of Taxes imposed on a periodic basis (such as real property Taxes) shall be allocated between the portion of the Straddle Period up to and including the Closing Date and the portion of the Straddle Period following the Closing Date in proportion to the number of days in each such period.

     (ii) The Buyer shall cooperate, and cause the Company and its Subsidiaries to cooperate, in obtaining any refund that the Seller reasonably believes should be available, including without limitation, through filing appropriate forms with the applicable taxing authorities.

(h)                    Certain  Post-Closing  Settlement  Payments.
                       -------------------------------------------

     (i) Upon the exercise of an option to purchase the capital stock of Tomkins PLC (a "Seller Option") by an employee or former employee of the Company or any of its Subsidiaries and the payment of cash or other property by the Seller (or its designated agent) to the holder of the Seller Option, the Buyer shall pay or cause the Company to pay to the Seller the amount of any Tax Benefit attributable to any payment described in this Section 4.7(h)(i) within 30 days of the filing of the Tax Return upon which such Tax Benefit is reported.

     (ii) For purposes of this Agreement, "Tax Benefits" shall mean the sum of (A) the product of (1) the sum of any increased deductions or losses or decreases in income or gains then allowable (including by way of amended Tax Returns), and (2) 42%; (B) the sum of increased tax credits or decreases in recapture of tax credits then allowable; (C) the product of (1) the sum of the present values of any increased deductions or losses or decreases in income or gains allowable in future years determined by applying a discount rate of 8% from the earliest year in which such amounts would possibly be available, and (2) 42%; and (D) the sum of the present values of increased tax credits or decreases in recapture of tax credits allowable in future years determined by applying a discount rate of 8% from the earliest year in which such amounts would possibly be available.

     (iii) Any Tax Benefit required to be paid under this Section 4.7(h) that is not paid within the time prescribed by this Section 4.7(h) shall accrue interest at the Applicable Interest Rate, compounded daily.

     (iv)               For  purposes  of  Sections  4.7(b)(ii),  (g)(i),  and
(h)(iii), "Applicable Interest Rate" shall mean the rate provided in Section 6621(a)(2), provided, however, that for any period during which the amount upon
             --------  -------
which  interest is accruing pursuant to each of Sections 4.7(b)(ii), (g)(i), and
(h)(iii) exceeds $100,000, for such amount "Applicable Interest Rate" shall mean the rate provided in Section 6621(c)(1).

(i)                    Resolution  of  All  Tax-Related  Disputes.  In the event
                       ------------------------------------------
that the Seller and the Buyer cannot agree on the calculation of any amount relating to Taxes or the interpretation or application of any provision of this Agreement relating to Taxes, such dispute shall be resolved by a nationally recognized independent accounting firm or tax attorney at an independent nationally recognized law firm selected by the parties (the "Tax Arbitrator"); provided, however, that if the Buyer and the Seller cannot agree upon the choice
 -------  -------
of the Tax Arbitrator within 5 business days of one party providing written notice to the other party that it seeks arbitration pursuant to this Section 4.7(i), the Tax Arbitrator shall be selected pursuant to the rules of the AAA. The Tax Arbitrator's fees and expenses shall be borne by the Seller and the Buyer in inverse proportion as they may prevail on the matters resolved by the Tax Arbitrator, which proportionate allocation will also be determined by the Tax Arbitrator at the time it renders its determination on the merits of the matters submitted to it. The determination of the Tax Arbitrator shall be final and binding upon the Buyer and the Seller, shall be deemed a final arbitration award that is binding on each of the Buyer and the Seller, and no party shall seek further recourse to courts, other tribunals or otherwise, other than to enforce such determination. Judgment may be entered to enforce the Tax Arbitrator's determination in any court having jurisdiction over the party against which such determination is to be enforced.

(j)          Post-Closing  Actions Which Affect Seller's Liability for Taxes.
             ---------------------------------------------------------------

     (i) The Buyer shall not permit the Company or any of its Subsidiaries to take any action on the Closing Date which could increase the Seller's liability for Taxes (including any liability of the Seller to indemnify the Buyer for Taxes pursuant to this Agreement).

     (ii) None of the Buyer or any affiliate of the Buyer shall (or shall cause or permit the Company or any of its Subsidiaries to) amend, refile or otherwise modify any Tax Return relating in whole or in part to the Company or any of its Subsidiaries with respect to any taxable year or period ending on or before the Closing Date (or with respect to any Straddle Period) without the prior written consent of the Seller, which consent may be withheld in the sole discretion of the Seller.

(k)                    Termination  of Existing Tax Sharing Agreements.  Any and
                       -----------------------------------------------
all existing Tax sharing agreements or arrangements, written or unwritten, between the Seller and the Company or Subsidiaries of the Company, shall be terminated as of the Closing.

(l)                    Assistance and Cooperation.  After the Closing Date, each
                       --------------------------
of the Seller and the Buyer shall (and shall cause their respective affiliates to):

     (i) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to Transfer Taxes;

     (ii) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 4.7(b);

     (iii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company and its Subsidiaries;

     (iv) make available to the other and to any taxing authority as reasonably requested in connection with any Tax Return described in Section 4.7(b) or any proceeding described in Section 4.7(e), all information relating to any Taxes or Tax Returns of the Company and its Subsidiaries; and

     (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

Notwithstanding the foregoing or any other provision in this Agreement, neither the Buyer nor any of its affiliates shall have the right to receive or obtain any information relating to Taxes of the Seller, any of its affiliates, or any of its predecessors other than information relating solely to the Company and its Subsidiaries.

(m)                    Adjustment  to Purchase Price.  For all Tax purposes, any
                       -----------------------------
payment by the Buyer or the Seller under this Agreement shall be treated as an adjustment to the Purchase Price.

(n)                    Certain  Definitions.  For  purposes  of  this Agreement,
                       --------------------
"Due Date" shall mean, with respect to any Tax Return, the date such return is due to be filed (taking into account any valid extensions); "Tax" or "Taxes" shall mean taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including, income, gross receipts, ad valorem, value added, excise, real property or property, asset, sales, use, license, payroll, transaction, capital, net worth, withholding, estimated, social security, utility, workers' compensation, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States, or any state, county, local or foreign government or subdivision or agency thereof, together with any interest, penalties or additions with respect thereto and any interest in respect of such additions or penalties; and "Tax Returns" shall mean all returns, reports, statements, declarations, estimates and forms or other documents (including any related or supporting information), required to be filed with respect to any Taxes.

                  Section 4.8    Knowledge  of  Breach;  Prior  Knowledge
                                 ----------------------------------------
No breach by the Seller of any representation, warranty, covenant, agreement or condition of this Agreement shall be deemed to be a breach of this Agreement for any purpose hereunder, and neither the Buyer nor any affiliate of the Buyer shall have any claim or recourse against the Seller or its directors, officers, employees, affiliates, controlling persons, agents, advisors or representatives with respect to such breach, under Article VII or otherwise, if any of the representatives of the Buyer set forth in Section 4.8 of the Company Disclosure Schedule had actual knowledge prior to the Closing of such breach or of the threat of such breach or the circumstances giving rise to such breach.

                  Section 4.9    Employees; Employee Benefits
                                 ----------------------------
(a) If any employee of the Company or any of its Subsidiaries becomes a participant in any employee benefit plan, practice or policy of the Buyer or any of its affiliates, such employee shall be given credit under such plan for all service prior to the Closing Date with the Company and its Subsidiaries or any predecessor employer (to the extent such credit was given by the Seller, the Company or any predecessor employer), and all service with the Company and its Subsidiaries or the Buyer following the Closing Date but prior to the time such employee becomes such a participant, for purposes of determining eligibility and vesting and for all other purposes for which such service is either taken into account or recognized; provided, however, such service need not be credited to
                         --------  -------
the extent it would result in a duplication of benefits, including, without limitation, benefit accrual under defined benefit plans. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the of the comparable Buyer employee benefit plan. This Section 4.9(a) shall not apply to employees governed by collective bargaining agreements.

(b) In the event that any person who is an employee of the Company or any of its Subsidiaries immediately prior to the Closing (an "Affected Employee") is discharged by the Company or such Subsidiary as of or after the Closing, then the Buyer shall be responsible for any and all severance costs for such Affected Employee. Notwithstanding the foregoing, the Seller shall be responsible for the initial $1.5 million (in the aggregate) in enhanced severance costs actually paid by the Company or the Buyer under The Red Wing Company, Inc. Special Retention Plan for Key Senior Management Employees and The Red Wing Company, Inc. Special Retention Plan for Key Employees) (collectively the "Special Retention Plans"); provided that the Seller shall have no liability for enhanced severance amounts in excess of $1.5 million in the aggregate under the Special Retention Plans. Except as expressly provided in this Section 4.9(b), the Buyer shall be responsible for all severance costs in respect of all Affected Employees, including in connection with the Special Retention Plans. The Buyer shall be responsible and assume all liability for all notices or payments due to any Affected Employees, and all notices, payments, fines or assessments due to any government authority, pursuant to any applicable foreign, federal, state or local law, common law, statute, rule or regulation with respect to the employment, discharge or layoff of employees by the Company and its Subsidiaries after the Closing, including but not limited to the Worker Adjustment and Retraining Notification Act and C.O.B.R.A. and any rules or regulations as have been issued in connection with the foregoing.

(c) From and after the Closing, the Buyer shall be responsible for, and shall defend, indemnify and hold harmless the Seller and its affiliates and their officers, directors, employees, affiliates and agents and the fiduciaries (including plan administrators) of the Company Plans, from and against any and all claims, losses, damages, costs and expenses (including, without limitation, attorneys' fees and expenses) and other liabilities and obligations relating to or arising out of (i) all salaries, wages, commissions, employee incentive or other compensation, severance, holiday, vacation, health, dental or retirement benefits accrued but unpaid as of the Closing, post-Closing bonuses due to any Affected Employee under the Company Plans and all payments required to be made under The Red Wing Company Inc. Bonus Plan, (ii) the liabilities assumed by the Buyer under this Section 4.9 or any failure by the Buyer to comply with the provisions of this Section 4.9 and (iii) any claims of, or damages or penalties sought by, any Affected Employee, or any Governmental Entity on behalf of or concerning any Affected Employee, with respect to any act or failure to act by Buyer to the extent arising from the employment, discharge, constructive discharge, layoff or termination of any Affected Employee who becomes an employee of the Buyer or becomes or remains an employee of the Company or any of the Company's Subsidiaries on or after the Closing.

(d) From and after the Closing, the Buyer shall cause the Company to continue in full force and effect all collective bargaining agreements listed in Section 2.11 of the Company Disclosure Schedule and all successor agreements thereto entered into prior to the Closing to which the Buyer has consented.

                  Section 4.10   Indemnification
                                 ---------------
Following the Closing, the Buyer shall cause the Company and its Subsidiaries not to make any changes to their certificate of incorporation or by-laws or comparable organizational documents that would adversely affect the rights of persons who are currently or were officers and directors of the Company or any of its Subsidiaries to claim indemnification from such entity under the terms of such certificate of incorporation or by-laws as in effect on the date hereof for acts taken prior to the Closing. The Buyer shall pay (to the extent not paid by the Company or any of its Subsidiaries) any payments required under such indemnification provisions relating to facts or circumstances occurring prior to the Closing, unless such facts and circumstances relate to matters constituting a breach of this Agreement by Seller, in which case the Seller shall pay such indemnification payments.

                  Section 4.11   Maintenance  of  Books  and  Records
                                 ------------------------------------
Each of the parties hereto shall preserve, until at least the third anniversary of the Closing Date, all pre-Closing Date records possessed or to be possessed by such party relating to the Company, except with respect to Tax records (which the parties shall preserve until at least the seventh anniversary of the Closing
Date). After the Closing Date and up until at least the third anniversary of the Closing Date (or the seventh anniversary of the Closing Date, with respect to Taxes only), upon any reasonable request from a party hereto or its representatives, the party holding such records shall, subject to the confidentiality provisions of Section 4.2(b), (x) provide to the requesting party or its representatives reasonable access to such records during normal business hours and (y) permit the requesting party or its representatives to make copies of such records, in each case at no cost to the requesting party or its representatives (other than for reasonable out-of-pocket expenses). Such records may be sought under this Section 4.11 for any reasonable purpose, including, without limitation, to the extent reasonably required in connection with the audit, accounting, Tax, litigation, federal securities disclosure or other similar needs of the party seeking such records. Notwithstanding the foregoing, any and all such records may be destroyed by a party if such destroying party sends to the other parties hereto written notice of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed; such records may then be destroyed after the 30th day following such notice unless another party hereto notifies the destroying party that such other party desires to obtain possession of such records (subject to the confidentiality provisions of Section 4.2(b) above), in which event the destroying party shall transfer the records to such requesting party and such requesting party shall pay all reasonable expenses of the destroying party in connection therewith.

                  Section 4.12   Seller's Trademarks and Logos
                                 -----------------------------
Notwithstanding anything to the contrary contained in this Agreement, it is expressly agreed that (i) the Buyer is not purchasing, acquiring or otherwise obtaining, and the Company and its Subsidiaries will not be entitled to retain following the Closing Date, any right, title or interest in any trade names, trademarks, identifying logos or service marks employing the word "Tomkins" or any part or variation of such word or anything confusingly similar thereto (collectively, the "Seller's Trademarks and Logos") and (ii) neither the Company and its Subsidiaries nor the Buyer or its affiliates shall make any use of the Seller's Trademarks and Logos from and after the Closing.

                  Section 4.13   Environmental  Indemnity
                                 ------------------------
(a) To the extent such matters have not been addressed by the Seller or the Company to the Buyer's reasonable satisfaction prior to the Closing and subject to the limitations set forth in Sections 4.13(c) and 4.13(d), the Seller agrees to reimburse the Buyer for (i) all out-of-pocket expenses incurred by the Buyer to clean up and/or remediate ("Cleanup Costs") each of the environmental matters set forth on Schedule 4.13(a) of the Company Disclosure Schedule and (ii) all fines, charges, penalties or other regulatory assessments incurred whether prior to or after the Closing for the failure of the Company and the Subsidiaries prior to the Closing Date to be in compliance with any Environmental Laws in effect as of and enforceable as of the Closing Date with respect to the environmental matters set forth on Schedule 4.13(a) of the Company Disclosure Schedule. Notwithstanding the foregoing, the Seller shall not be required to reimburse the Buyer under clause (i) above of this Section 4.13(a) for (A) amounts in excess of $162,000 in the aggregate, less amount expended prior to the Closing, to clean up and remedy any of the environmental matters contemplated in this Section 4.13(a) and (B) all other out-of-pocket expenses that the Buyer incurs for environmental matters set forth in Section 4.13(a).

(b)                    Notwithstanding  anything  to  the  contrary contained in
Article VII and subject to the limitations set forth in Section 7.2(b), the Seller's obligation to indemnify and hold harmless the Buyer Indemnitees (as defined in Section 7.2) pursuant to Article VII from and against all Buyer Damages (as defined in Section 7.2) asserted against or incurred by any Buyer Indemnitee as a result of or arising out of a breach of any representation or warranty of the Seller contained in Section 2.19 shall be limited to (i) all Cleanup Costs incurred by the Buyer to remediate or arising from or related to a breach of Section 2.19 and (ii) fines, charges, penalties or other regulatory assessments incurred for the failure of the Company and the Subsidiaries prior to the Closing Date to be in compliance with any Environmental Laws in effect as of and enforceable as of the Closing Date, and further shall be subject to the limitations set forth in Sections 4.13(c), 4.13(d) and 4.13(e).

(c) With respect to Cleanup Costs, the Seller shall only be required to indemnify and hold harmless the Buyer Indemnitees to the extent that: (i) cleanup of the Hazardous Materials is required by a Governmental Entity under an applicable Environmental Law that is in effect as of and is enforceable as of the Closing Date; (ii) the Remediation Standards that must be met in order to satisfy the requirements of the applicable Environmental Law or Governmental Entity (A) are no more stringent than the Remediation Standards that were in effect as of and were enforceable as of the Closing Date under the applicable Environmental Law that is the source of the obligation to conduct a cleanup, or, where no such Remediation Standards had been promulgated and were enforceable as of the Closing Date, Remediation Standards that were applied, within one year prior to the Closing Date, on a case-by-case basis, to properties that are most similar to the property that is subject to a cleanup and (B) are also those Remediation Standards that would be the least stringent Remediation Standards that would be applicable given the use of the property as of the day before the Closing Date; (iii) such cleanup is for substances that were designated as Hazardous Materials and would have been subject to cleanup under an applicable Environmental Law had such cleanup been initiated on or before the Closing Date; and (iv) such cleanup is conducted using the most cost effective methods for investigation, removal, remediation and/or containment consistent with applicable Environmental Law or the requirements of a Governmental Entity. To the extent that the Cleanup Costs incurred in connection with a cleanup covered by Sections 4.13(a) or 4.13(b) are in excess of the Cleanup Costs that would be incurred for a cleanup meeting the conditions set forth in this Section 4.13(c), the Seller shall have no obligation to indemnify Buyer Indemnitees for such excess Cleanup Costs.

(d) Notwithstanding anything to the contrary herein, the Seller and the Buyer agree that the Seller's indemnity obligations shall be subject to the following limitations: (i) if the cost of cleanup or correcting a non-compliance with the Environmental Law subject to indemnity by the Seller are increased after the Closing Date due to an act or omission in violation of any Environmental Law by a person or entity other than the Seller or its affiliates or any of their respective employees or representatives, the Seller shall not be responsible for any such increase in costs; and (ii) the Seller shall not be responsible for any costs for indemnification obligations under Sections 4.13(a) or 4.13(b) due to (A) any change related to the property or the Company and the Subsidiaries resulting or arising from the closure or sale of a facility or business, (B) a change in use of the facilities from manufacturing to any other use or (C) any construction of new structures or equipment, modifications to existing structures or equipment, or the excavation or movement of soil if such activities are related to the circumstances set forth in clauses (A) and (B) of this Section 4.13(d)(ii).

(e) Indemnification shall be available under Section 4.13(b) only with respect to those specific claims for which Buyer has provided written notice to the Seller by the third anniversary of the Closing Date. Such notice must include, based on reasonably available evidence, the following: (i) location; (ii) the extent of contamination and the impacted media, if known;
(iii) a copy of any notices filed with or received from any Governmental Entity or other person, or, if no such notice has been filed or received, the basis upon which the claimant seeks indemnification; and (iv) whether the cleanup was or will be consistent with the conditions set forth in Section 4.13(b). Claims relating to fines, charges, penalties or other regulatory assessments within the scope of Section 4.13(b) shall be subject to the procedures for indemnification set forth in Section 7.4 for Third-Party Claims (as defined in Section 7.4). For claims relating to Cleanup Costs within the scope of Section 4.13(b), the Seller shall have the right to assume responsibility for managing the cleanup and related matters thereto, by providing notice to the Buyer within 45 days of receipt of the written notice required under this subsection (e). If the Seller assumes responsibility for management of a cleanup under this subsection (e), the Seller shall be obligated to comply with all applicable legal requirements with respect to such cleanup, provided, that Seller reserves the right to seek
                                --------
reimbursement of the Cleanup Costs that are incurred for work that is in excess of work that would be required in accordance with the conditions set forth in Sections 4.13(c) or 4.13(d) but only to the extent the Buyer consented to the work in excess of that set forth in Sections 4.13(c) or 4.13(d). Where the Seller has assumed responsibility for management of a cleanup under this Section 4.13(e), the Buyer may participate, at its own cost and expense, in activities related to the cleanup, including, but not limited to, participation in meetings with respect to the determination of applicable Remediation Standards or methods for conducting the cleanup. The Seller will manage such cleanup in a manner and using appropriate third parties as consented to by the Buyer whose consent shall not be unreasonably withheld.

(f) Notwithstanding anything to the contrary in this Agreement, the Buyer hereby agrees that its sole and exclusive remedy against the Seller, with respect to any and all matters arising under or related to Environmental Law, Hazardous Materials or the environment shall be as provided in this Section 4.13 (excluding fraud or willful misconduct by the Seller as determined by a court or Governmental Entity). Except as provided in subsections (a), (b), (c), (d) and (e) of this Section 4.13, the Buyer hereby waives, to the fullest extent permitted under applicable Law, and forever releases the Seller, in connection with the business of the Company and its Subsidiaries, from, and indemnifies and holds harmless the Seller Indemnitees (as defined in Section 7.3) against, any and all Seller Damages (as defined in Section 7.3) that (i) relate to the environmental matters set forth in Section
2.19  of  the Company Disclosure Schedule that are not also set forth in Section
4.13 of the Company Disclosure Schedule, or (ii) arise under Environmental Laws or common law or relating to Hazardous Materials or the environment.

(g) Notwithstanding anything to the contrary in this Agreement, and except for the Seller's representation that the Seller has provided to the Buyer copies of all reasonably relevant material documents relating to environmental matters at the properties, described below, the parties agree that the Seller is making no representations or warranties regarding the properties identified in Section 4.13(g) of the Company Disclosure Schedule and the Seller shall have no indemnification obligations to the Buyer Indemnities with respect to such properties.

                   Section 4.14   Other  Matters
                                  --------------
Subject to the terms of the Highly Confident Letter, the Buyer shall take all actions necessary to consummate the Financing on the terms set forth in the Highly Confident Letter and shall use its best efforts to consummate such Financing on or prior to July 19, 2000. The Buyer agrees not to undertake or enter into any transaction that would prevent the consummation of the transactions contemplated hereby or prevent the Buyer from obtaining the Financing set forth in the Highly Confident Letter.

                   Section 4.15      Confidentiality
                                     ---------------
Beginning on the Closing Date and continuing for three years thereafter, the Seller agrees to hold all Company Confidential Information (as hereinafter defined) with at least the same degree of skill and care that they would exercise in similar circumstances in carrying out their own business to prevent the disclosure or accessability to others (including to any entity that controls the Seller) of the Company Confidential Information and agrees not to reveal, report, publish, disclose or transfer any Company Confidential Information to any person or entity (other than the Buyer). The Seller represents that during the past three years none of the Company's material Confidential Information relating to Intellectual Property has been revealed, disclosed or transferred to the Seller of any of its affiliates. For the purposes of this Agreement, "Company Confidential Information" means any non-public information relating to the Company; provided, however, that Company Confidential Information shall not
              --------  -------
be deemed to include (i) information that was already publicly known and in the public domain prior to the time of its initial disclosure to the Seller or any of its Subsidiaries or (ii) information that is or becomes available to the Seller or any of its Subsidiaries on a non-confidential basis from a non-confidential source; provided, further, the Seller and its Subsidiaries may
                          --------  -------
reveal, report, publish, disclose or transfer any Company Confidential Information pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial or administrative or legislative body or committee.

                   Section 4.16   Non-Competition
                                  ---------------
For a period of two years from the Closing (the "Non-Competition Period"), each Subsidiary of the Seller that is incorporated under the laws of a state in the United States as of the date of this Agreement (the "U.S. Subsidiaries") shall not, directly or indirectly, operate or own any interest in (other than a passive interest of less than 5%), or engage in, a Competitive Business (as hereinafter defined) in the United States; provided, however, that nothing set
                                             --------  -------
forth  in  this  Section  4.16  shall:

(a) prohibit or otherwise restrict the Seller or any of its Subsidiaries (including the U.S. Subsidiaries) from acquiring an interest, by joint venture, merger or other business combination, in a business (the "Acquired Business") that includes a Competitive Business so long as the aggregate revenues derived by the Competitive Business included in the Acquired Business during the four most recently completed fiscal quarters for such Acquired Business prior to the date on which the definitive agreement for the acquisition of the Acquired Business is entered into do not exceed thirty-three percent of the aggregate revenues derived by the Acquired Business during such four fiscal quarters;

(b) be deemed to apply to any person or entity, or the affiliates of such person or entity, that directly or indirectly (i) acquires all or any portion of the capital stock or other equity securities of the Seller, or any of its Subsidiaries (including the U.S. Subsidiaries) or Tomkins plc, (ii) acquires all or substantially all of the assets of the Seller, or any of its Subsidiaries (including the U.S. Subsidiaries) or Tomkins plc, or (iii) consummates any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving the Seller, or any of its Subsidiaries (including the U.S. Subsidiaries) or Tomkins (each of clauses
(i)-(iii)  being  an  "Acquisition  Transaction");  or

(c)                    be deemed to apply to Tomkins plc, the Seller or the U.S.
Subsidiaries  following  an  Acquisition  Transaction.

          A "Competitive Business" shall mean engaging in the production of private label packaged food products operating in the shelf stable, wet fill category.

                   Section 4.17   Stock Certificates
                                  ------------------
The Seller agrees that, for as long as it is obligated to indemnify the Buyer Indemnitees pursuant to Article VII, it shall, and shall cause its affiliates to, hold in Tomkins Corporation's United States headquarters located in Dayton, Ohio and Denver, Colorado, the stock certificates of the subsidiaries of Tomkins Corporation that are incorporated under the laws of a state in the United States as of the date of this Agreement in the United States to the extent such subsidiaries are indirectly wholly-owned subsidiaries of Tomkins plc; provided, however, that nothing in this Section 4.17 shall not prevent or otherwise limit Tomkins Corporation, the Seller or any of their affiliates from directly or indirectly transferring any such stock certificates in connection with a sale, merger, consolidation, reorganization or similar transaction.

                  Section 4.18    Insurance
                                  ---------
Following the Closing, the Buyer shall, and shall cause the Company to, comply with all of the Company's obligations under insurance policies in effect prior to the Closing that the Company participates in, including payment of the self insured portion of any loses payable by the Company thereunder.

                   Section 4.19   Estoppel  Certificates
                                  ----------------------
Subject to and in accordance with Section 4.5, the parties shall use their best efforts to obtain estoppel certificates from the landlords of leasehold interests set forth on Section 2.14 of the Company Disclosure Schedule.

                   Section 4.20   Preclosing  Transaction
                                  -----------------------
Prior to the Closing, the Seller shall take or cause to be taken such actions as are necessary to cause the transfer all of the capital stock of Carriage House Fruit Company ("Carriage House") to an entity other than the Company or one of its Subsidiaries. Notwithstanding the foregoing, the Buyer shall cause the Company to continue to pay, and to administer the payment of, all outstanding obligations of Carriage House in respect worker's compensation and pension liabilities in respect of former Carriage House employees. To the extent the Buyer is required to make any payments pursuant to this Section 4.20 which, in the aggregate, exceed the amount reserved therefore on the Annual Financial Statements, the Seller agrees to indemnify the Buyer for such excess amounts without regard to the provisions of Section 7.2(b).

                   Section 4.21   Aurora  Account Receivable
                                  --------------------------
For a period of six months after the Closing (the "Collection Period"), the Buyer agrees to use it best efforts to pursue payment in full of the Aurora
Foods ("Aurora") account receivables that exist as of the Closing as set forth on the Closing Net Working Capital (the "Aurora Obligation"). If the Buyer is unable to collect the full amount of the Aurora Obligation within the Collection Period, the Seller shall indemnify the Buyer of any portion of the Aurora Obligation that has not been collected by the Buyer; provided, however, that the
                                                     --------  -------
Seller shall not be responsible for any uncollected amounts resulting from the impairment of the Aurora Obligation as a result of any action or inaction by, or on behalf of, the Buyer. To the extent that the Aurora Obligation has not been paid in full during the Collection Period, the Buyer agrees to assign to the Seller the amount of the Aurora Obligation which remains unpaid at the termination of the Collection Period. During the Collection Period, the Buyer also agrees to not institute any involuntary bankruptcy or insolvency proceeding or action against Aurora or otherwise take or fail to take action which could reasonably be expected to result in impairment of the Aurora Obligation.

                   Section 4.22   Real  Property  Survey
                                  ----------------------
Promptly following the date hereof, the Buyer agrees to obtain a complete real estate survey of the properties set forth on Section 7.2(b) of the Company Disclosure Schedule.

                               ARTICLE V

        CONDITIONS  TO  CONSUMMATION  OF  THE  STOCK  PURCHASE
        ------------------------------------------------------

The respective obligations of each party to consummate the transactions contemplated hereby is subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) No statute, rule, regulation, executive order, decree, or injunction shall have been enacted, entered, promulgated or enforced by any court or Governmental Entity that remains in force and prohibits the consummation of the Stock Purchase;

(b) There shall not be any suit, action, or other proceeding pending by any Governmental Entity or administrative agency or commission that seeks to enjoin or otherwise prevent consummation of the transactions contemplated hereby, other than suits, actions or proceedings that, in the reasonable opinion of counsel to the parties hereto, are unlikely to result in an adverse judgment; provided, however, that the provisions of this Section
                        --------   -------
5.1(b) shall not apply to any party that has directly or indirectly encouraged such suit, action or proceeding; and

(c) Any waiting periods applicable to the transactions contemplated by this Agreement under the H-S-R Act shall have expired or been terminated.

                   Section 5.2    Further Conditions to the Seller's Obligations
                                  ----------------------------------------------
The obligation of the Seller to consummate the transactions contemplated hereby are further subject to satisfaction or waiver of the following conditions:

(a) The representations and warranties of the Buyer contained in this Agreement (without giving effect to any "materiality" or Buyer Material Adverse Effect qualification or exception contained therein) shall be true and correct at and as of the Closing Date as though such representations and warranties were made at and as of such date (except to the extent expressly made as of an earlier date, in which case, as of such date), except where the failure of such representations and warranties to be so true and correct (i) does not have, individually or in the aggregate, a Buyer Material Adverse Effect or (ii) results from changes specifically permitted by this Agreement or from any transaction expressly consented to in writing by the Buyer and the Seller;

(b) The Buyer shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing;

(c) The Buyer shall have delivered or tendered to the Seller an officer's certificate to the effect that each of the conditions specified above in Sections 5.2(a) and (b) is satisfied; and

(d) Each of the documents referred to in Section 1.6 shall have been executed by the Buyer and delivered to the Seller.

                   Section 5/3    Further  Conditions to the Buyer's Obligations
                                  ----------------------------------------------
The obligation of the Buyer to consummate the transactions contemplated hereby are further subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

(a) The representations and warranties of the Seller contained in this Agreement (without giving effect to any "materiality" or Company Material Adverse Effect qualification or exception contained therein) shall be true and correct at and as of the Closing Date as though such representations and warranties were made at and as of such date (except to the extent expressly made as of an earlier date, in which case, as of such date), except where the failure of such representations and warranties to be so true and correct (i) does not have, individually or in the aggregate, a Company Material Adverse Effect or (ii) results from changes specifically permitted by this Agreement or from any transaction expressly consented to in writing by the Buyer and the Seller;

(b) The Seller shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing;

(c) The Seller shall have delivered or tendered to the Buyer an officer's certificate to the effect that each of the conditions specified above in Sections 5.3(a) and (b) is satisfied;

(d) The Buyer will have obtained Title Insurance that will insure over or will delete as exceptions to coverage to its reasonable satisfaction, the matters set forth in Section 5.3 of the Company Disclosure Schedule; and

(e) Each of the documents referred to in Section 1.5 shall have been executed by the Seller and delivered to the Buyer.

                                  ARTICLE VI

                        TERMINATION  AND  ABANDONMENT
                        -----------------------------

                   Section 6.1   Termination
                                 -----------
This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

(a)                    by  mutual  written  consent of the Seller and the Buyer;

(b) by the Seller or the Buyer at any time after 60 days from the date of this Agreement if the Closing shall not have occurred by such date; provided, however, that the right to terminate this Agreement under this Section
--------  -------
6.1(b) shall not be available to (i) the Seller, if the Seller has breached any of its representations, warranties or covenants hereunder in any material respect and such breach has been the cause of or resulted in the failure of the Closing to occur on or before such date or (ii) the Buyer, if the Buyer has breached any of its representations, warranties or covenants hereunder in any material respect and such breach has been the cause of or resulted in the failure of the Closing to occur on or before such date; provided, further,
                                                              --------  -------
however, that this Agreement may be extended not more than 15 days by either the Seller or the Buyer by written notice to the other party if (i) the Stock Purchase shall not have been consummated as a direct result of the Seller or the Buyer having failed to receive all regulatory approvals required to be obtained under Section 5.1(c), (ii) the parties are endeavoring in good faith to obtain all outstanding regulatory approvals required under Section 5.1(c), and (iii) the reason that such outstanding regulatory approvals have not been obtained within 60 days from the date of this Agreement is not due to a breach by the party seeking to extend this Agreement under this proviso of its obligations under this Agreement; and

(c) by the Seller or the Buyer if the other shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 5.2 or 5.3(a) or (b), as applicable, and
(ii) cannot be or has not been cured within 30 days after the giving of written notice to the Seller or the Buyer, as applicable.

                   Section 6.2    Procedure  for  and  Effect  of  Termination
                                  --------------------------------------------
In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by the parties hereto pursuant to Section 6.1 hereof, written notice thereof shall be given by a party so terminating to the other party and this Agreement shall forthwith terminate and shall become null and void and of no further effect, and the transactions contemplated hereby shall be abandoned without further action by the Seller or the Buyer. If this Agreement is terminated pursuant to Section 6.1 hereof:

(a) each party shall redeliver all documents, work papers and other materials of the other parties relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same, and all confidential information received by any party hereto with respect to the other party shall be treated in accordance with the Confidentiality Agreement and Section 4.2(b) hereof;

(b) all filings, applications and other submissions made pursuant hereto shall, to the extent practicable, be withdrawn from the agency or other person to which made; and

(c) there shall be no liability or obligation hereunder on the part of the Seller or the Buyer or any of their respective directors, officers, employees, affiliates, controlling persons, agents or representatives, except with respect to a breach of Section 3.5 hereof and except that the Seller or the Buyer, as the case may be, may have liability to the other party if the basis of termination is a willful, material breach by the Seller or the Buyer, as the case may be, of one or more of the provisions of this Agreement, and except that the obligations provided for in Sections 4.2(b), 6.2 and 8.8 hereof shall survive any such termination.

                             ARTICLE VII

                     SURVIVAL  AND  INDEMNIFICATION
                     ------------------------------

                   Section 7.1    Survival  Periods
                                  -----------------
Each of the representations and warranties made by the parties in this Agreement shall terminate on the second anniversary of the Closing; provided, however,
                                                              --------  -------
that (i) the representations and warranties contained in Sections 2.1, 2.2, 2.3, 2.20, 3.2, 3.4 and 3.7 shall survive the Closing without limitation (subject to any applicable statutes of limitations), other than the termination of this Agreement, (ii) the representations and warranties contained in Section 2.12 shall terminate upon the Closing, (ii) the representations and warranties contained in Section 2.19 shall survive until the third anniversary of the Closing Date and be subject to indemnification as set forth in Section 4.13 exclusively. Except as provided in clause (i), (ii) or (iii) above, the parties intend to shorten the statute of limitations and agree that no claims or causes of action may be brought against the Seller or the Buyer based upon, directly or indirectly, any of the representations, warranties or agreements contained in Articles II and III hereof after the applicable survival period or, except as provided in Section 6.2(c) hereof, any termination of this Agreement. This
Section 7.1 shall not limit any covenant or agreement of the parties that contemplates performance after the Closing, including, without limitation, the covenants and agreements set forth in Sections 4.7, 4.9, 4.10 and 4.13 hereof.

                 Section 7.2    Seller's Agreement to Indemnify
                                -------------------------------
(a) Subject to the terms and conditions set forth herein, from and after the Closing, the Seller shall indemnify and hold harmless the Buyer and its directors, officers, employees, affiliates, controlling persons and representatives (collectively, the "Buyer Indemnitees") from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) (collectively, the "Buyer Damages") asserted against or incurred by any Buyer Indemnitee as a result of or arising out of (i) a breach of any representation or warranty of the Seller contained in this Agreement that survives the Closing pursuant to (and subject to the terms of)
Section 7.1 or that is contained in any certificate delivered to the Buyer by the Seller pursuant to this Agreement; (ii) a breach of any covenant or agreement on the part of the Seller under this Agreement; or (iii) any real property, entity (including any corporation, partnership, limited liability company or joint venture) or business owned (or leased in the case of real property) by the Company or any Subsidiary of the Company prior to Closing (including, except as provided in Section 4.20, Carriage House Fruit Company and the assets and real properties located in Geneva and Portland Indiana but sold to Red Gold, Inc. or one or more of its affiliates) but not owned by the Company or any Subsidiary of the Company on the Closing Date.

(b) The Seller's obligation to indemnify the Buyer Indemnitees pursuant to Section 7.2(a) hereof is subject to the following limitations:

     (i) No indemnification pursuant to clause (i) of Section 7.2(a) shall be made by the Seller unless the aggregate amount of Buyer Damages incurred exceeds $1,200,000 and, in such event, indemnification shall be made by the Seller only to the extent Buyer Damages incurred exceed $1,200,000 (except that matters arising from a breach of Section 2.14 in respect of the Owned Real Property set forth in Section 7.2 of the Company Disclosure Schedule shall not be subject to the limitation in this section 7.2(b)(i));

     (ii) In no event shall the Seller's aggregate obligation to indemnify the Buyer Indemnitees exceed $70,000,000;

     (iii) The amount of any Buyer Damages shall be reduced by (A) any amount received by a Buyer Indemnitee with respect thereto under any insurance coverage (net of any retroactive premium adjustments) or from any other party alleged to be responsible therefor and (B) the amount of any Tax Benefit available to the Buyer Indemnitee relating thereto. The Buyer Indemnitees shall use reasonable efforts to collect any amounts available under such insurance coverage or from such other party alleged to have responsibility. If a Buyer Indemnitee receives an amount under insurance coverage or from such other party with respect to Buyer Damages at any time subsequent to any indemnification provided by the Seller pursuant to this Section 7.2, then such Buyer Indemnitee shall promptly reimburse the Seller for any payment made or expense incurred by the Seller in connection with providing such indemnification up to such amount received by the Buyer Indemnitee, provided, however, that the Buyer Indemnitees may retain an amount from proceeds received under insurance coverage or from such other party with respect to Buyer Damages to the extent that the Seller has not indemnified the Buyer for the full value of its claim;

     (iv) The Seller shall be obligated to indemnify the Buyer Indemnitees pursuant to clause (i) of Section 7.2(a) only for those claims giving rise to Buyer Damages as to which the Buyer Indemnitees have given the Seller written notice thereof prior to the end of the applicable survival period (as provided for in Section 7.1). Any written notice delivered by a Buyer Indemnitee to the Seller with respect to Buyer Damages shall set forth with as much specificity as is reasonably practicable the basis of the claim for Buyer Damages and, to the extent reasonably practicable, a reasonable estimate of the amount thereof; and

     (v) Notwithstanding anything to the contrary in this Agreement, the Seller shall have no obligation to indemnify any Buyer Indemnitee for incidental, consequential, exemplary, special or punitive damages; provided that Buyer Indemnitees shall be entitled to recover consequential damages payable in respect of a Third-Party Claim (as hereinafter defined) to the extent they are awarded by Governmental Entity.

                  Section 7.3    The  Buyer's  Agreement  to  Indemnify
                                 --------------------------------------
(a) Subject to the terms and conditions set forth herein, from and after the Closing, the Buyer shall indemnify and hold harmless the Seller and its directors, officers, employees, affiliates, controlling persons and representatives and their successors and assigns (collectively, the "Seller Indemnitees") from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) (collectively, "Seller Damages") asserted against or incurred by any Seller Indemnitee as a result of or arising out of (i) a breach of any representation or warranty of the Buyer contained in this Agreement or that is contained in any certificate delivered to the Seller by the Buyer pursuant to this Agreement; and (ii) a breach of any covenant or agreement on the part of the Buyer under this Agreement.

(b) The Buyer's obligation to indemnify the Seller Indemnitees pursuant to Section 7.3(a) hereof is subject to the following limitations:

     (i) No indemnification pursuant to clause (i) of Section 7.3(a) shall be made by the Buyer unless the aggregate amount of Seller Damages incurred exceeds $1,200,000 and, in such event, indemnification shall be made by the Buyer only to the extent that the aggregate amount of Seller Damages incurred exceed $1,200,000;

     (ii) In no event shall the Buyer's aggregate obligation to indemnify the Seller Indemnitees under clauses (i) and (ii) of Section 7.3(a) exceed $70,000,000;

     (iii)               The  amount  of  any Seller Damages shall be reduced by
(A) any amount received by a Seller Indemnitee with respect thereto under any insurance coverage (net of any retroactive premium adjustments) or from any other party alleged to be responsible therefor and (B) the amount of any Tax Benefit available to the Seller Indemnitee relating hereto. The Seller Indemnitees shall use reasonable efforts to collect any amounts available under such insurance coverage or from such other party alleged to have responsibility. If a Seller Indemnitee receives any amount under insurance coverage or from such other party with respect to Seller Damages at any time subsequent to any indemnification provided by the Buyer pursuant to this Section 7.3, then such Seller Indemnitee shall promptly reimburse the Buyer for any payment made or expense incurred by the Buyer in connection with providing such indemnification up to such amount received by the Seller Indemnitee, provided, however that the Seller Indemnitees may retain an amount from proceeds received under insurance coverage or from such other party with respect to Seller Damages only to the extent that the Buyer has not indemnified the Seller for the full value of its claim;

     (iv) The Buyer shall be obligated to indemnify the Seller Indemnitees pursuant to clause (i) of Section 7.3(a) only for those claims giving rise to Seller Damages as to which the Seller Indemnitees have given the Buyer written notice thereof prior to the end of the applicable survival period (as provided for in Section 7.1). Any written notice delivered by a Seller Indemnitee to the Indemnifying Party with respect to Seller Damages shall set forth with as much specificity as is reasonably practicable the basis of the claim for Seller Damages and, to the extent reasonably practicable, a reasonable estimate of the amount thereof; and

     (v) Notwithstanding anything to the contrary in this Agreement, the Buyer shall have no obligation to indemnify any Seller Indemnitee for incidental, consequential, exemplary, special or punitive damages; provided that Seller Indemnitees shall be entitled to recover consequential damages payable in respect of a Third-Party Claim to the extent they are awarded by a Governmental Entity.

                   Section 7.4    Third-Party Indemnification
                                  ---------------------------
Except with respect to Tax matters governed by Section 4.7, the obligations of the Seller to indemnify the Buyer Indemnitees under Section 7.2 hereof with respect to Buyer Damages and the obligations of the Buyer to indemnify the Seller Indemnitees under Section 7.3 with respect to Seller Damages, in either case resulting from the assertion of liability by third parties (each, as the case may be, a "Third-Party Claim"), will be subject to the following terms and conditions:

(a) Any party against whom any Third-Party Claim is asserted will give the indemnifying party written notice of any such Third-Party Claim promptly after learning of such Third-Party Claim, and the indemnifying party may at its option undertake the defense thereof by representatives of its own choosing. Failure to give prompt notice of a Third-Party Claim hereunder shall not affect the indemnifying party's obligations under this Article VII, except to the extent the indemnifying party is materially prejudiced by such failure to give prompt notice. If the indemnifying party, within 30 days after notice of any such Third-Party Claim, or such shorter period as is reasonably required, fails to assume the defense of such Third-Party Claim, the Buyer Indemnitee or the Seller Indemnitee, as the case may be, against whom such claim has been made will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement (subject to the terms of Section 7.4(c)) of such claim on behalf of and for the account and risk, and at the expense, of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such Third-Party Claim at any time prior to settlement, compromise or final determination thereof.

(b) So long as the indemnifying party has assumed the defense of any Third-Party Claim in the manner set forth above and in a good faith and diligent manner, the indemnifying party shall have the exclusive right to contest, defend and litigate such Third-Party Claim and, except as expressly provided in Section 7.4(c), shall have the exclusive right, in its sole discretion, to settle any such claim, either before or after the initiation of litigation at such time and on such terms as the indemnifying party deems appropriate. If the indemnifying party elects not to assume the defense of any such Third-Party Claim (which shall be without prejudice to its right at any time to assume subsequently such defense), the indemnifying party will nonetheless be entitled, at its own expense, to participate in such defense. The indemnified party shall have the right to participate, with separate counsel (which counsel shall act in an advisory capacity only), in any such contest, defense, litigation or settlement conducted by the indemnifying party. After notice from the indemnifying party to such indemnified party of the indemnifying party's election to assume the defense of such Third-Party Claim, the indemnifying party will not be liable to such indemnified party for any expenses of the indemnified party's counsel that are subsequently incurred in connection with the defense thereof; provided, however, that the expense of such
                              --------   -------
indemnified party's counsel shall be paid by the indemnifying party if (i) the indemnifying party requested such separate counsel to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a significant conflict of interest exists between the indemnifying party, on the one hand, and the indemnified party, on the other hand, that would make such separate representation clearly advisable.

(c) Without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld or delayed), the indemnifying party shall not admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim or consent to the entry of any judgment with respect thereto, except in the case of any settlement that includes as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written release from all liability in respect of such Third-Party Claim. In addition, whether or not the indemnifying party shall have assumed the defense of the Third-Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim or consent to the entry of any judgment with respect thereto, without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed), and the indemnifying party will not be subject to any liability for any such admission, settlement, compromise, discharge or consent to judgment made by an indemnified party without such prior written consent of the indemnifying party.

(d) Upon execution of this Agreement and delivery of the Company Disclosure Schedule, the Seller shall be deemed to have satisfied the notice requirement of Section 7.4(a) with respect to all matters set forth in
Section  2.8  of  the  Company  Disclosure  Schedule.

(e) The indemnifying party and the indemnified party shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to this Article VII, including, but not limited to, by providing the other party with reasonable access to employees and officers (including as witnesses) and other information.

                   Section 7.5    Insurance
                                  ---------
The indemnifying party shall be subrogated to the rights of the indemnified party in respect of any insurance relating to Buyer Damages or Seller Damages, as the case may be, to the extent of any indemnification payments made hereunder.

                  Section 7.6    No  Duplication; Sole Remedy
                                 ----------------------------
(a) Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(b) The Buyer's and the Seller's respective rights to indemnification as provided for in Sections 7.2 and 7.3, as applicable, for a breach of the other's representations or warranties contained in this Agreement, shall constitute such party's sole remedy for such a breach and the breaching party shall have no other liability or damages to the other party resulting from the breach; provided, however, that nothing contained herein shall prevent an
              --------   -------
indemnified party from pursuing remedies as may be available to such party under applicable law in the event of an indemnifying party's failure to comply with its indemnification obligations hereunder or in the event of a claim of fraud by the indemnified party against the indemnifying party.

         Section 7.7   Indemnification Matters Governed by this Article VII
                       ----------------------------------------------------
Except as otherwise provided in this Section 7.7, Section 4.7 shall govern and control the indemnification of all matters relating to Taxes. The indemnification and other provisions of this Article VII shall govern the procedure for all indemnification matters under this Agreement, except to the extent otherwise expressly provided in the preceding sentence or in Sections 4.9(d), 4.13, 4.20 and 8.8. The limitations on indemnification set forth in Sections 7.2(b) and 7.3(b) shall not apply to the indemnification matters set forth in Sections 4.7, 4.9(d), 4.20 and 8.8 but shall apply to the indemnification matters set forth in Section 4.13 (other than Section 4.13(a)).

                             ARTICLE VIII

                      MISCELLANEOUS  PROVISIONS
                      -------------------------

                    Section 8.1    Entire Agreement
                                   ----------------
This Agreement (including the Company Disclosure Schedule and the Buyer Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement of the parties relating to the subject matter hereof and supersede other prior agreements and understandings between the parties both oral and written regarding such subject matter.

                   Section 8.2    Severability
                                  ------------
Any provision of this Agreement that is held by a court of competent jurisdiction to violate applicable law shall be limited or nullified only to the extent necessary to bring the Agreement within the requirements of such law.

                   Section 8.3    Notices
                                  -------
Any notice required or permitted by this Agreement must be in writing and must be sent by facsimile, by nationally recognized commercial overnight courier, or mailed by United States registered or certified mail, addressed to the other party at the address below or to such other address for notice (or facsimile number, in the case of a notice by facsimile) as a party gives the other party written notice of in accordance with this Section 8.3. Any such notice will be effective as of the date of receipt:

(a)                    if  to  the  Seller,  to

     Tomkins  Overseas  Holdings  S.A.
     23-25  rue  Notre  Dame
     L-2240  Luxemburg
     Telecopy:  011-352-228-020
     Attention:  General  Counsel

     with  a  copy  to:

     Tomkins  Industries,  Inc.
     4801  Springfield  Street
     Dayton,  Ohio  45431
     Telecopy:  (937)  253-6436
     Attention:  General  Counsel

     and

     Skadden,  Arps,  Slate,  Meagher  &  Flom  LLP
     Four  Times  Square
     New  York,  New  York  10036
     Telecopy:  (212)  735-2000
     Attention:  Eric  J.  Friedman,  Esq.

(b)                    if  to  the  Buyer,  to

     Ralcorp  Holdings,  Inc.
     P.O.  Box  618
     St.  Louis,  Missouri  63188
     Telecopy:  (314)  877-7748
     Attention:  Robert  Lockwood

                   Section 8.4    Governing Law; Jurisdiction
                                  ---------------------------
This Agreement shall be governed by, enforced under and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule thereof. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America in each case located in the County of New York for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts) and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 8.3 (or to such other address for notice that such party has given the other party written notice of in accordance with Section 8.3) shall be effective service of process for any litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or of the United States of America in each case located in the County of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

                   Section 8.5    Descriptive  Headings
                                  ---------------------
The descriptive headings herein are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement nor in any way affect this Agreement.

                   Section 8.6    Counterparts
                                  ------------
This Agreement may be signed in counterparts and all signed copies of this Agreement will together constitute one original of this Agreement. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed by all the other parties hereto.

                  Section 8.7     Assignment
                                  ----------
Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Notwithstanding the preceding sentence, the Seller may delegate all or any part of its obligations under this Agreement to any of its agents, affiliates or other designees. No such delegation shall relieve the Seller of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                   Section 8.8    Fees  and Expenses
                                  ------------------
Whether or not this Agreement and the transactions contemplated hereby are consummated, and except as otherwise expressly set forth herein, each of the parties hereto shall bear its own costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby shall be  paid  by  the  party incurring such expenses; provided, however, that if (a)
                                                  --------  -------
this Agreement is terminated pursuant to Section 6.1(b) hereof and (b) the Buyer shall have breached the representation and warranty set forth in Section 3.5 hereof, the Buyer shall pay the Seller an amount equal to all fees, costs, and expenses incurred by the Seller in connection with the transactions contemplated by this Agreement. Such payment shall not constitute liquidated damages and shall be in addition to any other legal or equitable remedies available to the Seller. Each of the Seller, on the one hand, and the Buyer, on the other hand, shall indemnify and hold harmless the other party from and against any and all claims or liabilities for financial advisory and finders' fees incurred by reason of any action taken by such party or otherwise arising out of the transactions contemplated by this Agreement by any person claiming to have been engaged by such party.

                   Section 8.9    Interpretation
                                  --------------
Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. Unless otherwise specified, all references herein to "Section" shall refer to corresponding provisions of this Agreement. Whenever the words "include," "includes" or including" are used in this Agreement, they are deemed to be followed by the words "without limitation." The phrase "to the knowledge of the Seller" or any similar phrase shall mean such facts and other information that as of the date hereof are actually known to, or which could reasonably be expected to be known after a reasonably diligent inquiry of the relevant facts and circumstances by, any executive officer or director of the Seller or the Company and those persons set forth in Section 8.9 of the Company Disclosure Schedule. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                    Section 8.10   No Third-Party Beneficiaries
                                   ----------------------------
Except as expressly provided in this Agreement, this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto; provided, however, that this Agreement will be binding upon,
                    --------  -------
inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

                    Section 8.11   No  Waivers;  Modification
                                   --------------------------
No  Waivers;  Modification. Any waiver of any right or default hereunder will be
--------------------------
effective only in the instance given and will not operate as or imply a waiver of any other or similar right or default on any subsequent occasion. No waiver, modification or amendment of this Agreement or of any provision hereof will be effective unless in writing and signed by the party against whom such waiver, modification or amendment is sought to be enforced.

                    Section 8.12   Specific  Performance
                                   ---------------------
The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or equity.

          IN  WITNESS


 WHEREOF, each of the undersigned has caused this Agreement to be duly signed as of the date first above written.


     TOMKINS  OVERSEAS  HOLDINGS  S.A.


     By:  /s/ C. Mark H. Thompson
          -----------------------
          Name:  C. Mark H. Thompson
          Title:  Authorized Signor


RH  FINANCIAL  CORPORATION


By:  /s/ J. R. Micheletto
     --------------------
     Name:  J. R. Micheletto
     Title:  Chief Executive Officer

                             GUARANTY

          In order to induce Tomkins Overseas Holdings S.A. (the "Seller") to enter into the Stock Purchase Agreement (the "Agreement"), dated as of June 16, 2000, between the Seller and RH Financial Corporation (the "Buyer"), Ralcorp Holdings, Inc., a Delaware corporation, irrevocably and unconditionally guarantees the prompt, complete and punctual performance, compliance and payment of all the obligations of the Buyer under the Agreement.

          Ralcorp further agrees that its obligations under the Agreement shall not be affected by any event, condition or circumstance whatsoever (with or without notice to, or knowledge of, the Buyer or Ralcorp) including without limitation any which constitutes, or might be construed to constitute, a legal or equitable discharge of the Buyer for its obligations under the Agreement or of Ralcorp of its guaranty hereunder. In furtherance of the foregoing and without limiting the generality thereof, Ralcorp agrees that (a) this Guaranty is a guaranty of payment and performance when due and not collectability; (b) this Guaranty is a primary obligation of Ralcorp and not merely a contract of surety; and (c) payment or performance by Ralcorp of a portion, but not all, of the obligations under the Agreement shall in no way limit, affect, modify or abridge any liability of Ralcorp for any portion of the obligations which have not been paid or performed.

          Ralcorp waives all diligence, presentment, protest and demand, and also notice of dishonor, demand, protest and nonpayment. No failure by the Seller to assert any right or pursue any remedy with respect to the Buyer or under this Guaranty shall relieve Ralcorp from its obligations hereunder.

          Ralcorp agrees that this Guaranty shall not be diminished or affected, in any way, by any bankruptcy, reorganization, arrangement, liquidation or similar proceeding with respect to the Buyer or by dissolution of the Buyer. This Guaranty shall continue in full force and effect, notwithstanding any merger, consolidation, sale of assets or any other similar transaction by the Buyer or Ralcorp.

          Ralcorp further agrees to pay all reasonable costs and expenses, including without limitation, reasonable attorneys' fees, at any time paid or incurred by or on behalf of the Seller in enforcing this Guaranty.

June  16,  2000     RALCORP  HOLDINGS,  INC.



     By:  /s/ J. R. Micheletto
          --------------------
     Name:  J. R. Micheletto
     Title:  Chief Executive Officer

                                                                  EXHIBIT  B

                           FIRPTA  CERTIFICATE
                           -------------------

          Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code"), provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the acquisition of an interest in RHM Holdings (USA) Inc., a Delaware corporation (the "Company"), the undersigned hereby certifies that he is an officer of the Company and that, as such, he is authorized to execute and deliver this certificate on behalf of the Company, and further certifies as follows:

          1. The Company is not and has not been a "United States real property holding corporation" within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code;

          2. Interests in the Company are not "United States real property interests" by reason of section 897(c)(1)(A)(ii) of the Code;

          3.     The  Company's  United States employer identification number is
#;  and

          4.     The  Company's  address  is  #.

          The undersigned understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment or both.

          Under penalties of perjury, the undersigned declares that he has examined this certification and, to his knowledge and belief, it is true, correct and complete, and he further declares that he has authority to sign this document on behalf of the Company.

          Dated  this  #  day  of  #,  ____.

     RHM  HOLDINGS  (USA)  INC.


     By:
Name:
Title:

                                 TABLE OF CONTENTS

                                                                      PAGE

                                    ARTICLE I
                                  SALE OF STOCK

     Section  1.1.     Purchase and Sale                                1
     Section  1.2.     Pre-Closing Purchase Price Adjustment            1
     Section  1.3.     Post-Closing Purchase Price Adjustment           2
     Section  1.4.     Time and Place of Closing                        5
     Section  1.5.     Deliveries by the Seller                         5
     Section  1.6.     Deliveries by the Buyer                          6
     Section  1.7.     Books and Records of the Company                 6
     Section  1.8.     Transition Services                              7
     Section  1.9.     Intercompany Accounts                            7
     Section  1.10.    Treatment of Seller Guaranties                   7

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

     Section  2.1.     Organization;  Etc.                              8
     Section  2.2.     Authority Relative to this Agreement             8
     Section  2.3.     Capitalization;  Ownership of Shares             9
     Section  2.4.     Consents and Approvals;  No Violations          10
     Section  2.5.     Financial Statements                            10
     Section  2.6.     Absence of Undisclosed Liabilities              11
     Section  2.7.     Absence of Certain Changes                      11
     Section  2.8.     Litigation                                      11
     Section  2.9.     Compliance with Law                             12
     Section  2.10.    Employee Benefit Plans                          13
     Section  2.11.    Labor Relations                                 16
     Section  2.12.    Taxes                                           16
     Section  2.13.    Contracts                                       17
     Section  2.14.    Real Property                                   19
     Section  2.15.    Intellectual Property                           20
     Section  2.16.    Year 2000 Compliance                            21
     Section  2.17.    Assets                                          21
     Section  2.18.    Affiliate Transactions                          21
     Section  2.19.    Environmental  Matters.                         21
     Section  2.20.    Brokers;  Finders and Fees                      23
     Section  2.21.    Inventory                                       23
     Section  2.22.    Insurance                                       24
     Section  2.23.    Customers                                       24
     Section  2.24.    Records                                         24
     Section  2.25.    Receivables                                     24
     Section  2.26.    Bank Accounts                                   24
     Section  2.27.    Powers of Attorney                              25

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

     Section  3.1.     Organization;  Etc.                             25
     Section  3.2.     Authority Relative to this Agreement            25
     Section  3.3.     Consents and Approvals;  No Violations          25
     Section  3.4.     Acquisition of Shares for Investment; Ability
                       to Evaluate and Bear Risk                       26
     Section  3.5.     Availability of Funds                           26
     Section  3.6.     Litigation                                      27
     Section  3.7.     Buyer  Acknowledgment                           27
     Section  3.8.     Brokers;  Finders and Fees                      27

                                   ARTICLE IV
                            COVENANTS OF THE PARTIES

     Section  4.1.     Conduct of Business of the Company              27
     Section  4.2.     Access to Information for the Buyer             29
     Section  4.3.     Consents;  Cooperation                          29
     Section  4.4.     No Solicitation                                 30
     Section  4.5.     Best Efforts                                    30
     Section  4.6.     Public Announcements                            30
     Section  4.7.     Tax Matters                                     30
     Section  4.8.     Knowledge of Breach;  Prior Knowledge           39
     Section  4.9.     Employees; Employee Benefits                    39
     Section  4.10.    Indemnification.                                41
     Section  4.11.    Maintenance of Books and Records                41
     Section  4.12.    Seller's Trademarks and Logos                   42
     Section  4.13.    Environmental Indemnity                         42
     Section  4.14.    Other Matters                                   45
     Section  4.15.    Confidentiality                                 46
     Section  4.16.    Non-Competition                                 46
     Section  4.17.    Stock Certificates                              47
     Section  4.19.    Estoppel Certificates.                          47
     Section  4.20.    Preclosing Transaction.                         47
     Section  4.21.    Aurora Account Receivable.                      48

                                    ARTICLE V
                CONDITIONS TO CONSUMMATION OF THE STOCK PURCHASE

     Section  5.1.     Conditions to Each Party's Obligations to
                       Consummate the Stock Purchase                   48
     Section  5.2.     Further Conditions to the Seller's Obligations  49
     Section  5.3.     Further Conditions to the Buyer's Obligations   49

                                   ARTICLE VI
                           TERMINATION AND ABANDONMENT

     Section  6.1.     Termination                                     50
     Section  6.2.     Procedure for and Effect of Termination         51

                                   ARTICLE VII
                          SURVIVAL AND INDEMNIFICATION

     Section  7.1.     Survival Periods                                52
     Section  7.2.     Seller's Agreement to Indemnify                 52
     Section  7.3.     The Buyer's Agreement to Indemnify              54
     Section  7.4.     Third-Party Indemnification                     56
     Section  7.5.     Insurance                                       57
     Section  7.6.     No Duplication; Sole Remedy                     58
     Section  7.7.     Indemnification Matters Governed by this

                                  ARTICLE VIII
                            MISCELLANEOUS PROVISIONS

     Section  8.1.     Entire Agreement                                58
     Section  8.2.     Severability                                    58
     Section  8.3.     Notices                                         59
     Section  8.4.     Governing Law; Jurisdiction                     60
     Section  8.5.     Descriptive Headings                            60
     Section  8.6.     Counterparts                                    60
     Section  8.7.     Assignment                                      60
     Section  8.8.     Fees and Expenses                               61
     Section  8.9.     Interpretation                                  61
     Section  8.10.    No Third-Party Beneficiaries                    61
     Section  8.11.    No Waivers; Modification                        62
     Section  8.12.    Specific Performance                            62


Exhibit  A       A-1
Exhibit  B       B-1
Exhibit  C-1     C-1
Exhibit  C-2     C-2